EXHIBIT 10.20
                                               EXECUTION COPY


                            ASSET EXCHANGE AGREEMENT


    THIS ASSET EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of the 28th day of November, 1994 (the "Execution Date"), by and among Citizens Utilities Company of Pennsylvania, a Pennsylvania corporation ("Citizens"), and Tuolumne Telephone Company, a California corporation ("Tuolumne").
                            RECITALS
    WHEREAS, Citizens is in the business of providing regulated local exchange telephone service in certain areas of the State of Pennsylvania; and
    WHEREAS, Tuolumne is in the business of providing regulated local exchange telephone service in certain areas of the State of California; and
    WHEREAS, Citizens and Tuolumne desire that Citizens exchange its telephone properties and related assets for Tuolumne's telephone properties and related assets, upon the terms and conditions set forth in this Agreement; and
    WHEREAS, it is the intent and desire of the parties that the exchange transaction contemplated by this Agreement constitute a "like-kind" exchange under Section 1031 of the Internal Revenue Code of 1986, as amended.
    NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
                            ARTICLE 1.  DEFINITIONS
    For purposes of this Agreement and any amendment hereto, the following terms are defined as set out below or in the Section referenced below:
    Additional Financial Statements is defined in Section 11.4.
    Advanced Billing Amounts is defined in Section 2.4.
    Affiliate has the meaning given to that term in Rule 405 under the Securities Act of 1933, as amended.
    Agreement is defined in Section 17.7.
    Assumed Liabilities is defined in Section 2.5. 1.
    Business means the Citizens Business or the Tuolumne Business, as the context requires.
    Buyer means Citizens in its capacity as transferee of the Tuolumne Purchased Property from Tuolumne, and Tuolumne in its capacity as transferee of the Citizens Purchased Property (and the Cash Consideration) from Citizens, as the context requires.
    Citizens Business means the business of providing local exchange and exchange access telecommunications services and other related regulated and non-regulated activities, services and products associated with the Citizens Purchased Exchanges, including without limitation such unregulated activities, services and products of Citizens conducted, offered or serviced by the Citizens Transferred Employees or provided or related to Citizens' subscribers or customers served in or from the Citizens Purchased Exchanges (such unregulated activities, services and products are considered an integral part of the Citizens Business for all purposes of this Agreement).
    Citizens Closing Certificate is defined in Section 7.2.1.
    Citizens Excluded Contracts is defined in Section 2.4(g).
    Citizens Materials and Supplies is the amount set forth on Citizens' balance sheet as of a date set forth on Citizens' balance sheet as of a
date certain comprising Citizens' Materials and Supplies.     Citizens Net
Fixed Assets is the amount set forth on Citizens' balance sheet as of a date certain comprising Citizens' Net Fixed Assets.
    Citizens Net Plant Adjustment means the amount by which the sum of Citizens Net Fixed Assets and Citizens Materials and Supplies as of the Effective Date differs from the Citizens June 1994 Base Amount.
    Citizens June 1994 Base Amount means the sum of (i) the amount of Citizens Net Fixed Assets as of June 30, 1994 and (ii) the amount of Citizens Materials and Supplies as of June 30, 1994.
    Citizens Purchased Exchanges is defined in Section 2.2.
    Citizens Purchased Property is defined in Section 2.2.
    Citizens Real Property is defined in Section 2.2.1.
    Citizens Schedules means the schedules prepared by Citizens and attached to this Agreement.
    CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
    Casualty Notice is defined in Section 11.9.
    Casualty Termination Notice is defined in Section 11.9.
    Closing is defined in Section 8.1.
    Closing Date is defined in Section 8.1.
    Confidentiality Agreement means the Confidentiality Agreement dated September 30, 1994 between ALLTEL Corporation and Citizens Utilities Company which is attached and incorporated into this Agreement as Schedule 1-1.
    Construction Advances is defined in Section 11.11.
    Contracts is defined in Section 2.2.2.
    Customer Deposits is defined in Section 11.11.
    Damaged Property is defined in Section 11.9.
    Debtholder Consents is defined in Section 5.2(a).
    Direct Claim is defined in Section 13.4(b).
    Earned Accounts Receivable is defined in Section 2.4.
    Effective Date is defined in Section 8.1.
    Employee Plan Assets is defined in the Employee Transfer Agreement. Employee Transfer Agreement is defined in Section 12.1
    Employment Agreements is defined in Section 9.1.18.
    Environmental Liabilities means all liabilities, obligations (including obligations to respond to, investigate and remediate conditions caused by any Regulated Material), responsibilities, losses, damages (including punitive or treble damages), costs and expenses (including reasonable fees, disbursements and expenses of counsel, experts, consultants and expert witnesses), fines, penalties, interest or bonds, based upon any Environmental Requirements of any Governmental Authority, or as a consequence of (a) the release or threatened release of a Regulated Material in amounts that require response or remediation into the outdoor environment, (b) any circumstance or condition relating to the ownership or operation of the Purchased Property by any person or party or the conduct of the Business or any part thereof, that does not comply with Environmental Requirements, or (c) any claim, demand, notice, cause of action, directive, order, judgment, fine or penalty asserted or sought under or pursuant to any Environmental Requirements by an entity or person not a party to this Agreement, to the extent that the condition or circumstance or event giving rise to the claim, demand, notice, cause of action, directive, order, judgment, fine or penalty relates to the ownership or operation of the Purchased Property by any person or party or the conduct of the Business or any part thereof.
    Environmental Requirements means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority and all valid and enforceable guidance documents and policies thereof, relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Regulated Material, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Regulated Material in each case as now amended and as now or hereafter in effect. The term Environmental Requirements includes, without limitation, CERCLA, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act and the federal Insecticide, Fungicide and Rodenticide Act, each as now amended and as now or hereafter in effect.
    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
    ERISA Plans is defined in Section 9.1.18.
    Estimated Net Prorations is defined in Section 3.3(b).
    Estimated Cash Consideration is defined in Section 3.3(a).
    Evaluation Material is defined in the first paragraph of the Confidentiality Agreement.
    Excluded Contracts means the Citizens Excluded Contracts or the Tuolumne Excluded Contracts, as the context requires.
    Excluded Property is defined in Section 2.4.
    Execution Date is defined in the preamble to this Agreement.
    Executive Officers of an entity means the president and any vice president of the entity in charge of a principal business unit, division or function.
    Existing Environmental Requirements means those applicable provisions of any Environmental Requirements that are both in effect and applicable to Seller, the Business or the Purchased Property on or prior to the Effective Date.
    FCC means the Federal Communications Commission.
    FCC Consents is defined in Section 5.4.
    FCC Licenses is defined in Section 2.2.4.
    Final Order means an action by the FCC, the PUC, or any other Governmental Authority, as to which: (a) no request for stay of the action by the FCC, the PUC, or such other Governmental Authority, as the case may be, is pending, no such stay is in effect, and if any time period for filing any request for such a stay is provided by statute or regulation, such time period has passed; (b) no petition, motion or application for rehearing, reconsideration, or review, of the action is pending before the FCC, the PUC, or such other Governmental Authority, as the case may be, and the time provided for filing any such petition, motion or application has passed; (c) the FCC, the PUC, or such other Governmental Authority, as the case may be, does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed; and (d) no appeal to a court, of the FCC's, the PUC's or such other Government Authority's action, as the case may be, is pending or in effect, and the deadline for filing any such appeal has passed.
    Final Net Prorations is defined in Section 3.4.
    Final Cash Consideration is defined in Section 3.4.
    Financial Statements is defined in Section 9.1.11.
    GAAP means generally accepted accounting principles.
    Governmental Authority is defined in Section 9.1.3.
    HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
    Indemnifiable Losses is defined in Section 13.2(a).
    Indemnification Payment is defined in Section 13.2(a).
    Indemnifying Party is defined in Section 13.2(a).
    Indemnitee is defined in Section 13.2(a).
    Intellectual Property is defined in Section 11.1.1.
    IRC means the Internal Revenue Code of 1986, as amended.
    IRS  means  the  Internal  Revenue  Service.
    Law is defined in Section 9.1.4.
    Leases is defined in Section 2.3.
    Marks is defined in Section 11.1.5.
    NECA means the National Exchange Carrier Association.
    Non-FCC Authorizations is defined in 2.2.6.
    Original Cost Documents means all original cost documentation relating to the Telephone Plant.
    Other Assets is defined in Section 2.2.5.
    Parent means ALLTEL Corporation or Citizens Utilities Company, as the context requires.
    PBGC means the Pension Benefit Guaranty Corporation.
    Permitted Exceptions is defined in Section 11.16.
    Plans is defined in Section 9.1.18.
    Press Release is defined in Section 17.2.
    PUC means the California Public Utilities Commission (the "California PUC") or the Pennsylvania Public Utility Commission (the "Pennsylvania PUC"), as the context requires.
    Purchased Exchanges means the Citizens Purchased Exchanges or the Tuolumne Purchased Exchanges, as the context requires.
    Purchased Property means the Citizens Purchased Property or the Tuolumne Purchased Property, as the context requires.
    Regulated Material means (i) any "hazardous substance" as defined in CERCLA, (ii) any petroleum or petroleum substance, and (iii) any other pollutant, waste, contaminant, or other substance regulated under Environmental Requirements or, as applicable, Existing Environmental Requirements.
    Regulatory Approvals is defined in Section 5. 1.
    Retained Books and Records is defined in Section 2.4(e).
    Retained Liabilities is defined in Section 2.5.2.
    Secured Indebtedness is defined in Section 5.2.
    Secured Parties is defined in Section 5.2.
    Seller means Citizens in its capacity as transferor of the Citizens Purchased Property (and the Cash Consideration) to Tuolumne, and Tuolumne in its capacity as transferor of the Tuolumne Purchased Property to Citizens, as the context requires. Seller's Purchased Property, Seller's Business and similar terms shall refer to the Citizens Purchased Property or Citizens Business, or the Tuolumne Purchased Property or Tuolumne Business, as the context requires.
    Seller's Closing Certificate is defined in Section 7. 1. 1.
    Tax Returns means a report, return or other information statement required to be supplied to a federal, state or local taxing Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.
    Tax(es) means any foreign, federal, state, provincial, county or local income, sales, use, transfer, excise, franchise, stamp duty, custom duty, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, recording, ad valorem, gains, value-added, unemployment compensation, general corporate, profits, registration, unincorporated business, alternative, social security, estimated, add-on, minimum, privilege or withholding tax and any interest and penalties and additions to such taxes (civil or criminal) related thereto or to the nonpayment thereof.
    Telephone Plant is defined in Section 2.2. 1.
    Third Party Claim is defined in Section 13.4(a).
    Transferred Employee is defined in Article II.A of the Employee Transfer Agreement.
    Transferred Books and Records is defined in Section 2.2.3.
    Transition Services Agreement is defined in Section 10.1.
    Tuolumne June 1994 Base Amount means the sum of (i) the amount of Tuolumne Net Telecommunications Plant as of June 30, 1994 and (ii) the amount of Tuolumne Materials and Supplies as of June 30, 1994
    Tuolumne Business means the business of providing local exchange and exchange access telecommunications services and other related regulated and non-regulated activities, services and products associated with the Tuolumne Purchased Exchanges, including without limitation such unregulated activities, services and products of Tuolumne conducted, offered or serviced by the Tuolumne Transferred Employees or provided or related to Tuolumne's subscribers or customers served in or from the Tuolumne Purchased Exchanges (such unregulated activities, services and products are considered an integral part of the Tuolumne Business for all purposes of this Agreement).
    Tuolumne Closing Certificate is defined in Section 7.2.1.
    Tuolumne Excluded Contracts is defined in Section 2.4(g).
    Tuolumne Materials and Supplies is the amount set forth on Tuolumne's balance sheet as of a date certain comprising Tuolumne's Materials and Supplies.
    Tuolumne Net Telecommunications Plant is the amount set forth on Tuolumne's balance sheet as of a date certain comprising the sum of Tuolumne's Telecommunications Plant In Service, Plant Under Construction -
- - Short Term, Plant Under Construction -- Long Term, and Telecommunications Plant -- Other, less Accumulated Depreciation and Amortization.
    Tuolumne Net Plant Adjustment means the amount by which the sum of Tuolumne Net Telecommunications Plant and Tuolumne Materials and Supplies as of the Effective Date differs from the Tuolumne June 1994 Base Amount.

    Tuolumne Purchased Exchanges is defined in Section 2.2.
    Tuolumne Purchased Property is defined in Section 2.2.
    Tuolumne Real Property is defined in Section 2.2. 1.
    Tuolumne Schedules means the Schedules prepared by Tuolumne and attached to this Agreement.
    Unregulated Business is defined in the definition of Business set forth in this Article 1.
                            ARTICLE 2. EXCHANGE OF ASSETS
    2.1 Exchange of Assets Subject to the terms and conditions of this Agreement, on the Closing Date, Tuolumne shall exchange, transfer, assign and deliver to Citizens, as of the Effective Date, all of Tuolumne's right, title and interest in and to the Tuolumne Purchased Property, and in exchange therefor, Citizens shall, on the Closing Date (a) exchange, transfer, assign and deliver to Tuolumne, as of the Effective Date, all of Citizens' right, title and interest in the Citizens Purchased Property, in each case, free and clear of all security interests, liens, or encumbrances (except for Permitted Exceptions), and (b) pay Tuolumne the Cash Consideration as set forth in Section 3.1. It is the intent and desire of the parties that the foregoing transaction constitute a "like-kind" exchange under Section 1031 of the IRC and the parties agree to treat this transaction as a "like-kind" exchange under Section 1031 of the IRC on their respective Tax Returns.
    2.2 Purchased Property. For purposes of this Agreement, the "Citizens Purchased Property" and the "Tuolumne Purchased Property", as the case may be, shall consist of the Telephone Plant, Contracts and Leases (to the extent permitted following compliance with Section 5.3), Transferred Books and Records, FCC Licenses, Non-FCC Authorizations and Other Assets in effect or owned by Citizens or Tuolumne, as appropriate, as of the Effective Date that are associated with (i) the telephone exchanges listed in Citizens Schedule 2.2(a) (the "Citizens Purchased Exchanges"), in the case of Citizens Purchased Property, and the telephone exchanges listed in the Tuolumne Schedule 2.2(a) (the "Tuolumne Purchased Exchanges") in the case of the Tuolumne Purchased Property and (ii) the Unregulated Business described on Citizens Schedule 2.2(b) with respect to the Citizens Purchased Property and Tuolumne Schedule 2.2(b) with respect to the Tuolumne Purchased Property.
    2.2.1 Telephone Plant. For purposes of this Agreement, "Telephone Plant" means the Real Property, machinery, equipment, vehicles and all other assets and properties used, or held for future use, in connection with the conduct of Seller's Business, including, without limitation, all improvements, plants, systems, structures, construction work in progress, telephone cable (wherever located and whether in service or under construction), microwave facilities (including frequency spectrum assignments), telephone line facilities, telephones, machinery, furniture, fixtures, tools, implements, conduits, stations, substations, equipment (including, without limitation, central office equipment, subscribers' station equipment and other equipment in general), instruments, house-wiring connections and all other equipment of every nature and kind owned by Seller or in which Seller holds an interest (other than as a lessee) and used in connection with Seller's Business. For purposes of this Agreement, "Real Property" means the real property owned by Seller and used in connection with Seller's Business, including, without limitation, all land, buildings, structures, easements, rights of way, appurtenances, improvements or privileges located thereon and relating thereto. Without limiting the generality of the foregoing, the Telephone Plant includes the assets that would be properly included in the fixed asset accounts referenced in Part 32 of the FCC's Rules and Regulations (47 C.F.R. Part
32), as such accounts are reflected in Citizens' Schedule 9.1.19 with respect to Citizen's Telephone Plant and Tuolumne Schedule 9.1.19 with respect to Tuolumne's Telephone Plant.
    2.2.2 Contracts. For purposes of this Agreement, "Contracts" means all agreements that relate to Seller's Business between Seller or any Affiliate of Seller and (i) Seller's subscribers or customers, or (ii) other entities or persons who are not Affiliates of Seller and have business relationships with Seller relating to Seller's Business, except for the Excluded Contracts (some of which are specifically governed by other Sections in this Agreement or the Employee Transfer Agreement).
    2.2.3 Transferred Books and Records. For purposes of this Agreement, "Transferred Books and Records" means all of Seller's customer or subscriber lists and records, accounts and billing records (including a copy of the detailed general ledger and the summary trial balances, where available for the past two fiscal years), detailed continuing property record list, plans, blueprints, specifications, designs, drawings, surveys, engineering reports, personnel records (where applicable), Seller's Original Cost Documents (where located in Seller's Purchased Exchanges but excluding Seller's Retained Books and Records) and all other documents, computer data and records (including records and files on computer disks or stored electronically) relating to Seller's Business (excluding Seller's Retained Books and Records), Seller's Purchased Property, Seller's Transferred Employees and/or Seller's Assumed Liabilities except for Seller's Retained Books and Records.
    2.2.4 FCC Licenses. For purposes of this Agreement, "FCC Licenses" means all licenses, certificates, permits or other authorizations, including, without limitation, Section 214 authorizations, where applicable, granted to Seller by the FCC that are used in the conduct of Seller's Business.
    2.2.5 Other Assets. For purposes of this Agreement, Other Assets means all of Seller's Non-FCC Authorizations to the extent transferable; all of Seller's telephone numbers to the extent transferable, Seller's listings, Seller's telephone directories and Seller's telephone directory advertisements within such telephone directories, used in the operation of Seller's Business; all Seller's prepaid expenses relating to such Business; all of Seller's non-operating plant relating to such Business; all warranties relating to Seller's Purchased Property, to the extent transferable and all of Seller's materials and supplies relating to such Business.
    2.2.6 Non-FCC Authorizations. For purposes of this Agreement, "Non-FCC Authorizations" means all licenses, certificates, permits, franchises, or other authorizations (other than FCC Licenses) granted to Seller by Governmental Authorities that are used in or relate to the conduct of Seller's Business (including without limitation those that are listed or required to be listed on Citizens Schedule 9.1.17(c) with respect to Citizens and Tuolumne Schedule 9.1.7(c) with respect to Tuolumne).
    2.3 Leased Assets. Subject to the provisions of Sections 2.5.2(i) and 5.3, as of the Effective Date, each Seller shall assign to Buyer all of its interests, rights, benefits and obligations as lessee with respect to all real and personal property leases that are necessary or useful in connection with such Seller's conduct of its Business (the "Leases").
    2.4 Excluded Property. The exchange contemplated by this Agreement shall not include the Excluded Property of either Seller. For purposes of this Agreement, "Excluded Property" means the following, subject to the provisions set forth in Article 4 and Sections 11.8, 11.9, 11.11, 11.12.3, 11.12.4, 11.12.5 and 11.13:
        (a)    Cash, cash equivalents and investments.
        (b) All accounts receivable, trade or otherwise (excluding those related to interexchange carriers), of Seller outstanding as of the Effective Date relating to Seller's Business (the "Accounts Receivable"), including, without limitation, (i) any accounts receivable from any Affiliate of Seller; and (ii) all amounts that have been earned by Seller in connection with the conduct of Seller's Business whether billed or unbilled as of the Effective Date (the "Earned Accounts Receivable") which are addressed under Article 4; excluding, however, all amounts that have been billed as of the Effective Date by Seller in connection with the conduct of Seller's Business but are unearned as of the Effective Date, relating to service after the Effective Date (the "Advanced Billing Amounts").
        (c) All accounts receivable of Seller from interexchange carriers whether billed or unbilled, relating to Seller's Business which are outstanding as of the Effective Date.
        (d) Seller's interest in any business other than Seller's Business, including without limitation the cellular telephone business or personal communication services business, and, in all cases, any applications or licenses granted with respect thereto.
        (e) Subject to Section 2.2.3, the general ledger and all books and records of Seller relating to (i) Seller's tax returns and tax records, (ii) the other assets and properties of Seller which are included in the Excluded Property, (iii) Seller's Retained Liabilities,
(iv) employees of Seller who are not Transferred Employees or (v) subject to Section 11.13, all of Seller's Original Cost Documents that are not located in Seller's Purchased Exchanges (collectively, the "Retained Books and Records").
        (f) All trademarks, trade names, trade dress, logos and any other intangible assets that use or incorporate the word "ALLTEL" or "CITIZENS" and any other Marks listed on Tuolumne Schedule 11.1.5 or Citizens Schedule 11.1.5.
        (g) The contracts, leases and agreements listed or identified on Citizens Schedule 2.4(g) (the "Citizens Excluded Contracts"), such other assets of Citizens which do not relate to the Citizens Business and which were not included in Citizens Net Fixed Assets as of June 30, 1994, such other assets, if any, as Citizens lists and identifies on Citizens
Schedule 2.4(g), and such other assets, if any, as may be excluded from Citizens' Purchased Property in accordance with the provisions of Sections
11.9 or 14.1.7, the contracts, leases and agreements listed or identified on Tuolumne Schedule 2.4(g) (the "Tuolumne Excluded Contracts"), such other assets of Tuolumne which do not relate to the Tuolumne Business and which were not included in Tuolumne Net Telecommunications Plant as of June 30, 1994, such other assets, if any, as Tuolumne lists and identifies on Tuolumne Schedule 2.4(g), and such other assets, if any, as may be excluded from Tuolumne's Purchased Property in accordance with the provisions of Sections 11.9 or 14.1.7.
        (h) Any prepaid taxes or tax refunds relating to Seller's Purchased Property and Seller's Business for periods on or prior to the Effective Date.
    2.5    Assumption of Liabilities.
    2.5.1 Assumed Liabilities. Each Buyer hereby agrees to assume as of the Effective Date, and to timely perform and discharge after the Effective Date, and to indemnity Seller against the specific liabilities, responsibilities and obligations set forth below with respect to Seller's Purchased Property (the "Assumed Liabilities"):
        (a) Conduct of Business after the Effective Date. All liabilities, responsibilities and obligations relating to, arising out of, or in connection with, or resulting from the use or ownership of Seller's Purchased Property after the Effective Date or the conduct of Seller's Business by Buyer after the Effective Date, including, without limitation, any liabilities, responsibilities and obligations for Taxes relating to the conduct of such Business after the Effective Date or the ownership, use or operation of such Purchased Property after the Effective Date.
        (b) Employment Matters. All liabilities, responsibilities and obligations that are to be assumed by Buyer (or which Buyer may otherwise be liable for pursuant to applicable law and which are not otherwise expressly assumed or retained by Seller pursuant to this Agreement) under the Employee Transfer Agreement.
        (c) Environmental Matters. All liabilities, responsibilities and obligations that are to be assumed by Buyer under Article 14 (or which Buyer may otherwise be liable for pursuant to applicable law and which are not otherwise expressly assumed or retained by Seller pursuant to this Agreement) with respect to Environmental Liabilities.
        (d) Contracts, Leases. All liabilities, responsibilities and obligations that arise after the Effective Date in connection with or relating to the performance or nonperformance of the Contracts and the Leases, after the Effective Date.
        (e) Joint Construction Projects. All liabilities, responsibilities and obligations to third parties that arise or relate to the period after the Effective Date and that relate to arrangements and commitments permitted hereunder between Seller and a third party for the construction of mutual transmission facilities between various switching points (the "Joint Construction Projects"), which Joint Construction Projects are listed on Citizens Schedule 2.5.l(e) with respect to the Citizens Business and Tuolumne Schedule 2.5.1(e) with respect to the Tuolumne Business.
        (f) Construction in Progress. All liabilities, responsibilities and obligations to third parties that arise or relate to the period or are incurred after the Effective Date that relate to Seller's Purchased Property and Seller's Business, and relate to Seller's engineering and construction services or similar services which are required to complete the construction and other capital expenditure projects referred to in and permitted by Section 11.5.
        (g) Customer Deposits and Construction Advances. All liabilities, responsibilities and obligations relating to Customer Deposits and Construction Advances that relate to Seller's Purchased Property and Seller's Business.
         (h) Advanced Billing Amounts. All liabilities, responsibilities and obligations relating to Advanced Billing Amounts that relate to Seller's Purchased Property and Seller's Business.
        (i) Assumed Long Term Debt. With respect to Citizens only, all liabilities, obligations and responsibilities relating to long term debt assumed by Citizens, if any, pursuant to Section 5.2(a) including, without limitation, indebtedness to Secured Parties.
    2.5.2 Retained Liabilities. Each Seller shall retain and have full responsibility and obligation with respect to, shall timely perform and discharge, and shall indemnify Buyer against, all liabilities, responsibilities and obligations of Seller relating to, arising out of, or in connection with, or resulting from the use or ownership of Seller's Purchased Property on or before the Effective Date or the conduct of Seller's Business by Seller on or before the Effective Date, including any liability, obligation or debt, known or unknown, fixed, contingent or otherwise, not specifically assumed by Buyer pursuant to Section 2.5.1 or any other provision of this Agreement, and excluding those liabilities, responsibilities and obligations that are specifically assumed by Buyer pursuant to Section 2.5.1 or any other express provision of this Agreement (the "Retained Liabilities"). Without limiting the generality of the foregoing, but subject to liabilities that are specifically assumed by Buyer pursuant to Section 2.5.1 or any other express provision of this Agreement, the Retained Liabilities shall include the following liabilities, responsibilities and obligations of Seller:
        (a) All liabilities, responsibilities and obligations relating to the use or ownership of Seller's Purchased Property on or before the Effective Date or to the conduct of Seller's Business on or before the Effective Date.
        (b) All current liabilities of Seller as of the Effective Date, including, without limitation, trade, interest and other payables.
        (c) All long-term debt of Seller not assumed by Buyer pursuant to Section 5.2(a), including, without limitation, indebtedness to the Secured Parties.
        (d) Subject to Sections 11.8 and 11.17, all Taxes of Seller or its consolidated or combined group relating to the conduct of Seller's Business on or before the Effective Date or the use, ownership or operation of Seller's Purchased Property on or before the Effective Date.
        (e) Except as otherwise provided in the Employee Transfer Agreement, all liabilities and obligations arising on or before the Effective Date with respect to Seller's Transferred Employees, and any such liabilities or obligations that arise after the
Effective Date to the extent that such liabilities and obligations relate to facts, circumstances or conditions arising or occurring on or before the Effective Date.
        (f) All liabilities, responsibilities and obligations arising out of or related to the litigation, claims and other matters set forth in Seller's Schedule 9.1.16 and any other litigation claims, actions, lawsuits or legal proceedings based on facts, circumstances or conditions arising, existing or occurring on or before the Effective Date, regardless of whether known or unknown, asserted or unasserted, as of the Effective Date.
        (g) All liabilities, responsibilities and obligations arising on or before the Effective Date relating to collective bargaining or other union contracts with respect to Seller's Business.
        (h) All liabilities, responsibilities and obligations with respect to Seller's Excluded Property and Seller's Excluded Contracts.
        (i) All liabilities and obligations arising on or before the Effective Date with respect to Seller's Contracts and Seller's Leases.
        (j) All liabilities and obligations for prior period adjustments of revenues from Seller's Business and for any customer overbillings and prospective refunds of overcharges (including rates collected under bond but excluding prospective rate reductions) occurring or relating to the period prior to the Effective Date, including without limitation all of Seller's toll revenues, settlements, pools, separations studies or similar activities for which Seller is responsible pursuant to
Section 11.10, but excluding any amounts which relate to Advanced Billing
Amounts.
    Notwithstanding the foregoing, Buyer's and Seller's responsibility for Environmental Liabilities shall be governed by the provisions of Article 14.
                            ARTICLE 3. CASH CONSIDERATION
    3.1    Cash Consideration.
        (a) In consideration of the exchange of the Purchased Property as described in Section 2.1 and the other undertakings of Tuolumne in this Agreement, and subject to and in accordance with the other terms and conditions of this Agreement, on the Closing Date, Citizens shall pay to Tuolumne the sum of Five Million Two Hundred Thirty-Six Thousand Dollars ($5,236,000.00), subject to adjustment as provided in Section 3.2 (the "Cash Consideration").
        (b) (i) On or before the Closing Date, Buyer shall deliver to Tuolumne, in immediately available funds in U.S. Dollars, the Estimated Cash Consideration, plus or minus, as the case may be, the Estimated Net Prorations. Such delivery shall be made by bank wire transfer to an account that Tuolumne shall designate at least two (2) business days prior to the Effective Date.
            (ii) Citizens will use its best efforts to make the wire transfer of the Estimated Cash Consideration, plus or minus, as the case may be, the Estimated Net Prorations, by 12:00 noon (Eastern Time) on the Closing Date, provided that all conditions to Closing set forth in
Article 7 have been satisfied, or waived by the appropriate party, before such time.
    3.2    Adjustments to Cash Consideration.
        (a)    Adjustment Regarding Damaged Property.
            (1) If the provisions of Section 11.9(c)(i) are applicable, the Cash Consideration will be adjusted, plus or minus, as the case may be, by the reasonable estimate of the cost to repair or replace the Damaged Property, as determined by the mutual agreement of Citizens and Tuolumne.
            (2) If the provisions of Section 11.9(c)(ii) are applicable, the Cash Consideration will be adjusted, plus or minus, as the case may be, by the reasonable estimate of the cost to replace the Damaged Property, as determined by the mutual agreement of Citizens and Tuolumne
        (b)    Adjustment Regarding Customer Deposits and Construction
Advances.
            (1) If the amount of Customer Deposits and Construction Advances as of the Effective Date with respect to the Citizens Business exceeds the amount of Customer Deposits and Construction Advances as of the Effective Date with respect to the Tuolumne Business, the Cash Consideration will be increased by the amount of such excess.
            (2) If the amount of Customer Deposits and Construction Advances as of the Effective Date with respect to the Tuolumne Business exceeds the amount of Customer Deposits and Construction Advances as of the Effective Date with respect to the Citizens Business, the Cash Consideration will be decreased by the amount of such excess.
        (c)    Adjustment Regarding June 1994 Base Amount.
            (1) If the amount of the Tuolumne Net Plant Adjustment exceeds the amount of the Citizens Net Plant Adjustment, the Cash Consideration will be increased by the amount of such excess.
            (2) If the amount of the Citizens Net Plant Adjustment exceeds the amount of the Tuolumne Net Plant Adjustment, the Cash Consideration will be decreased by the amount of such excess.
            (3) In determining Tuolumne Net Telecommunications Plant and Tuolumne Material and Supplies, and Citizens Net Fixed Assets and Citizens Materials and Supplies, as of the Effective Date for purposes of determining the Tuolumne Net Plant Adjustment and the Citizens Net Plant Adjustment, no effect will be given for: (i) any decrease thereof resulting from damage, loss or destruction of Damaged Property which is repaired or replaced by a Seller or for which such Seller makes a substitution, in accordance with Section 11.9(b); (ii) any increase thereof resulting from expenditures made by a Seller in connection with any such repair, replacement or substitution of Damaged Property in accordance with Section 11.9(b); or (iii) any increase thereof resulting from a Seller's expenditures pursuant to its obligations under Sections 14.1.7(b) and (c) except for the cost of purchasing specific items of new plant (i.e., storage tanks).
        (d) Adjustment Regarding FAS 106. The Cash Consideration shall be reduced by the amount included as "Other Current Liabilities" of Tuolumne (item 14-Liabilities of Tuolumne's balance sheet) as of the Effective Date which are associated with the requirements of Financial Accounting Standard 106 attributable to the active Tuolumne Transferred Employees, and shall be increased by the amount of liabilities included on the balance sheet of Citizens or Citizens Utilities Company as of the Effective Date which are associated with the requirements of Financial Accounting Standard 106 attributable to the active Citizens Transferred Employees.
        (e) Adjustment Regarding Long Term Debt. The Cash Consideration shall be reduced by the amount of long term indebtedness of Tuolumne that is assumed by Citizens pursuant to Section 5.2(a). Under no circumstances, shall Tuolumne assume or be deemed to have assumed any long term indebtedness of Citizens.
     3.3    Estimate of Cash Consideration and Prorations.
        (a) At least ten (10) business days prior to the date scheduled for Closing, Citizens will deliver to Tuolumne Citizens' good faith estimate of (i) the amount of Citizens Net Fixed Assets and Citizens Materials and Supplies (determined in each case in accordance with Section 3.2(c)(3) and using Citizens Net Fixed Assets and Citizens Materials and Supplies as of the end of the month immediately preceding the month in which the Effective Date is scheduled to occur), (ii) the amount of Customer Deposits and Construction Advances relating to the Citizens Business estimated as of the Effective Date, and (iii) the amount of the prorations with respect to the Citizens Business determined in the manner provided in Section 11.8, as well as the amount of the other adjustments described in Section 3.2(d) and (e), in each case, estimated as of the Effective Date. Citizens shall calculate the above amounts on the same basis and in accordance with the same accounting principles, methods and practices applied in preparing its Financial Statements and Additional Financial Statements, if applicable, and accompanied by a reasonably detailed statement, certified by the chief financial or accounting officer of Citizens, describing how each such amount was determined.
        (b) At least five (5) business days prior to the date scheduled for Closing, Tuolumne shall deliver to Citizens:
            (1) An estimate of the Cash Consideration based on Tuolumne's good faith estimate of the amount of each adjustment described in Section 3.2 (the "Estimated Cash Consideration") on the same basis and in accordance with the same accounting principles, methods and practices applied in preparing its Financial Statements and Additional Financial Statements, if applicable, taking into account all adjustments required in
Section 3.2 (using (i) Net Telecommunications Plant and Materials and Supplies as of the end of the month immediately preceding the month in which the Effective Date is scheduled to occur for purposes of the Tuolumne Net Plant Adjustment and (ii) the information supplied by Citizens pursuant to Section 3.3(a) for purposes of the adjustments provided for in Sections 3.2(b), (c), (d), and (e)) and accompanied by a reasonably detailed statement, certified by the chief financial or accounting officer of Tuolumne, describing how each such adjustment was determined; and
            (2) An estimate of the net prorations made by Tuolumne in good faith in the manner provided in Section 11.8, using its own information with respect to the Tuolumne prorations as of the Effective Date and the information supplied by Citizens pursuant to Section 3.3(a) with respect to the Citizens prorations as of the Effective Date (the "Estimated Net Prorations").
    3.4    Adjustments After Closing.
        (a) Within sixty (60) days following the Effective Date, Citizens shall deliver to Tuolumne final calculations of the adjustments made pursuant to Section 3.2 to the Cash Consideration to the extent such adjustments relate to the Tuolumne Business (prepared on the same basis (but using Tuolumne Net Telecommunications Plant and Tuolumne Materials and Supplies, as of the Effective Date) and in accordance with the same accounting principles, methods and practices used to prepare the Estimated Cash Consideration for the Tuolumne Business) which shall be accompanied by a reasonably detailed statement certified by the chief financial or accounting officer of Citizens describing how each such adjustment was determined, and final adjustments of the prorations for the Tuolumne Business referred to in Section 11.8. (For the purpose of preparing Citizens' calculations and adjustments, Tuolumne shall give Citizens access to all books, records, and other information available to Tuolumne that Citizens may reasonably determine appropriate.)
            (b) Within sixty (60) days following the Effective Date, Tuolumne shall deliver to Citizens final calculations of the adjustments made pursuant to Section 3.2 to the Cash Consideration to the extent such adjustments relate to the Citizens Business (prepared on the same basis (but using Citizens Net Fixed Assets and Citizens Materials and Supplies, as of the Effective Date) and in accordance with the same accounting principles, methods and practices used to prepare the Estimated Cash Consideration for the Citizens Business) which shall be accompanied by a reasonably detailed statement certified by the chief financial or accounting officer of Tuolumne describing how each such adjustment was determined, and the final adjustments of the prorations for the Citizens Business referred to in Section 11.8. (For the purpose of preparing Tuolumne's calculations and adjustments, Citizens shall give Tuolumne access to all books, records, and other information available to Citizens that Tuolumne may reasonably determine appropriate.)
        (c) Within thirty (30) days following the delivery of such calculations and adjustments, Tuolumne shall notify Citizens with respect to Citizens' calculations regarding the Tuolumne Business, and Citizens shall notify Tuolumne with respect to Tuolumne's calculations regarding the Citizens Business of any objection thereto, stating in reasonable detail the reasons therefor; otherwise, such calculations and adjustments of the Cash Consideration and the prorations shall be final and binding on Citizens and Tuolumne. (For the purpose of reviewing Citizens' and Tuolumne's calculations and adjustments, each party shall give the other party access to all of its books, records, and other information available to that party that the other party may reasonably determine appropriate.) If either Citizens or Tuolumne shall object to the other's calculations, Tuolumne and Citizens shall work in good faith to agree on the correct amounts for the final Cash Consideration and the final net Prorations, but if they fail to agree, either party may exercise its rights pursuant to
Article 16.
        (b) Within three (3) business days following the day on which the Cash Consideration and the net prorations shall become final, whether by expiration of time or agreement of the parties, (respectively, the "Final Cash Consideration" and the "Final Net Prorations"):
            (i) if the Final Cash Consideration (plus or minus, as applicable, the Final Net Prorations) shall exceed the Estimated Cash Consideration (plus or minus, as applicable, the Estimated Net Prorations), Citizens shall cause to be transferred to such account in the United States as Tuolumne may specify, immediately available funds, in U.S. Dollars, in an amount equal to such excess, together with interest thereon at a rate of seven percent (7%) per annum from the Effective Date through the date of such transfer, or
            (ii) if the Estimated Cash Consideration (plus or minus, as applicable, the Estimated Net Prorations) shall exceed the Final Cash Consideration (plus or minus, as applicable, the Final Net Prorations), Tuolumne shall cause to be transferred to such account in the United States as Citizens may specify, immediately available funds, in U.S. Dollars, in an amount equal to such excess, together with interest thereon at a rate of seven percent (7%) per annum from the Effective Date through the date of such transfer.
    It is the intent of the parties that all adjustments of the Cash Consideration that are not disputed shall be paid by the appropriate party as soon as reasonably practicable, and any disputed amounts will not delay payments with respect to amounts not in dispute.
                            ARTICLE 4. BILLING AND COLLECTION PROCEDURES
    4.1 Determination of Earned Accounts Receivable. The parties acknowledge that each Seller's accounts receivable as of the Effective Date will include both Earned Accounts Receivable and Advanced Billing Amounts (collectively, the "Total Accounts Receivable"). Within thirty
(30) days after the Effective Date, Citizens and Tuolumne shall agree on a statement setting forth, with respect to each Seller's Total Accounts Receivable as of the Effective Date, the portions that are Earned Accounts Receivable and the portions that are Advanced Billing Amounts; the methodology used to prepare the portion of such statement relating to the Tuolumne Business shall be consistent with that used to prepare, and described on, the sample statement set forth on Tuolumne Schedule 4.1 describing the portions of Tuolumne's June 30, 1994 Earned Accounts Receivable and June 30, 1994 Advance Billing Amounts, which the parties agree is a proper methodology for allocation of the Total Accounts Receivable with respect to the Tuolumne Business. In preparing such statement each party shall cooperate with the other and provide the other with reasonable access to its applicable books and records. If the parties fail to agree within the thirty (30) day period, Citizens and Tuolumne will continue to negotiate in good faith to resolve such differences, but if they fail to so resolve such difference, either party may exercise its rights pursuant to Article 16.
    4.2    Purchase of Accounts Receivable.
    As of the Effective Date, Buyer shall purchase from Seller, Seller's Earned Accounts Receivable outstanding as of the Effective Date, with payment for such Earned Accounts Receivable being payable in the monthly installments set forth below. Buyer shall be entitled to receive all cash collections with respect to such Earned Accounts Receivable and, as payment for such Earned Accounts Receivable, shall pay Seller on the final business day of the first three calendar months following the Effective Date an amount equal to a percentage (as set forth below) of such Earned Accounts Receivable net of the Uncollectible Amount. The "Uncollectible Amount" shall be computed by multiplying such Earned Accounts Receivable by Seller's uncollectible factor based upon Seller's actual uncollectible net write-offs as a percentage of current billings for the calendar year immediately preceding the year in which the Closing occurs, which amount shall be agreed to by the parties at least thirty (30) days prior to the Effective Date. Payment for the Earned Accounts Receivable, net of the Uncollectible Amount purchased by each Buyer as of the Effective Date, shall be made in three installments, as follows:
        Final business day of first month after Closing:         80%
        Final business day of second month after Closing:      15%
        Final business day of third month after Closing:          5%

    Buyer shall have the right to review Seller's calculations of Seller's Earned Accounts Receivable and the Uncollectible Amount and Seller shall cooperate with Buyer and provide Buyer and its representatives with reasonable access to Seller's books and records in the course of such review. If such review results in amounts different from Seller's calculations, Buyer and Seller will negotiate in good faith to resolve such differences.
    The parties agree that notwithstanding any disagreement between them with respect to the calculation of the Earned Accounts Receivable or Advance Billing Amounts, Buyer shall pay Seller, in accordance with the above schedule, all agreed to Earned Accounts Receivable amounts net of the Uncollectible Amount. When the disagreement concerning any such unagreed to item has been resolved, the appropriate party shall promptly pay the other the amount of such resolved item plus interest from the regularly scheduled payment date at a rate of 7% per annum.
    4.3 Carrier Access Billing. Each Seller shall render its own final carrier access bills to its interexchange carriers for minutes, messages and other applicable charges up to and including the Effective Date which bills shall contain no charges for services to be rendered after the Effective Date. Each Seller shall be responsible for collecting and settling any disputes associated with its bills to the interexchange carriers.
                            ARTICLE 5.  REQUIRED APPROVALS, CONSENTS AND
NOTIFICATIONS
    5.1    Governmental Regulatory Approval.  Except as provided in
Section 5.4, as promptly as practicable after the Execution Date with respect to applications to be filed with the California PUC and the Pennsylvania PUC and with respect to all Material Regulatory Approvals, but no later than forty-five (45) days after the Execution Date, the parties shall file the applications and notices described on Schedule 5.1 in such form as agreed to by the parties with the California PUC and Pennsylvania PUC and other appropriate Governmental Authorities, seeking an order permitting the transfer of service in the Purchased Exchanges, and the transfer or assignment of the Non-FCC Authorizations, to each Buyer (the "Regulatory Approvals"). Each Buyer will be responsible for establishing the tariff for its post-Effective Date operations in the state in which the Purchased Property acquired by it is located, by requesting adoption of tariffs which are the same or substantially the same as Seller's pre-Effective Date tariffs. To the extent assignable, each Seller will assign the Non-FCC Authorizations to Buyer. Each party agrees to use its best efforts to obtain the Regulatory Approvals and the parties agree to cooperate fully with each other and with all Governmental Authorities to obtain the Regulatory Approvals as described on Schedule
5.1 at the earliest practicable date. The parties agree that the Regulatory Approvals containing asterisks on each parties' Schedule 5.1 constitute material Regulatory Approvals (the "Material Regulatory Approvals") which are subject to Sections 7.1.3 and 7.2.4, and the Regulatory Approvals that do not contain an asterisk on Schedule 5.1 constitute Immaterial Regulatory Approvals (the "Immaterial Regulatory Approvals") which are subject to Section 5.3, but not Sections 7.1.3 and 7.2.4.
    5.2    Debtholder Consents; Indebtedness Assumption, Releases or
Terminations.
        (a) With respect to Tuolumne's long-term indebtedness identified on Schedule 5.2(a), as promptly as practicable following the Execution Date, but in any event no more than forty-five (45) days thereafter, the parties shall contact the holders of such indebtedness to request, and use their best efforts to obtain, such holders' consent ("Debtholder Consent") to Citizens' assumption of, and Tuolumne's release from, such indebtedness on terms acceptable to the parties. Each party shall bear their own costs and expenses in obtaining such Debtholder Consent. Neither party, however, shall be required to make any payment to the debtholder to obtain the Debtholder Consent, except that Tuolumne shall be responsible for any such payments as are specified in the relevant debt agreement. The parties acknowledge that all indebtedness of Tuolumne with respect to which Debtholder Consents are obtained and which is assumed by Citizens shall constitute an Assumed Liability of Citizens pursuant to Section 2.5.1(i), and all indebtedness of Tuolumne which is not so assumed by Citizens shall constitute a Retained Liability of Tuolumne.
        (b) If within thirty (30) days prior to the Closing Date, the parties have been unable to obtain the Debtholder Consent with respect to any indebtedness, Tuolumne shall have the right to repay such indebtedness owed to such non-consenting debtholder.
        (c) Except with respect to indebtedness assumed by Citizens pursuant to Section 5.2(a), each Seller shall take, at such Seller's sole cost and expense, all actions necessary with respect to all persons or entities (collectively, the "Secured Parties") holding a security interest or lien against Seller's Purchased Property to obtain the termination or release, as of the Effective Date, and the prompt removal after the Effective Date, of all security agreements, mortgages and financing statements relating to such Purchased Property (such terminations and releases being hereinafter collectively referred to as the "Secured Indebtedness Releases or Terminations"). Buyer agrees to cooperate in good faith with Seller in obtaining the required Secured Indebtedness Releases or Terminations.
        (d) Citizens represents and warrants to Tuolumne that it has no long-term indebtedness as of the Execution Date and covenants that it will incur no long-term indebtedness during the period from the Execution Date to and including the Effective Date.
    5.3    Other Consents.
        (a) As promptly as practicable after the Execution Date, the parties hereto shall mutually seek the consent, approval or waiver of the other party to any Lease or Contract that requires consent, approval or waiver as a condition to an assignment of such Lease or Contract. To the extent any of the approvals, consents or waivers required to assign any Lease, Contract or Immaterial Authorization have not been obtained with respect to any Lease, Contract or Immaterial Authorization as of the Effective Date, the Seller to whose Business such Lease, contract or Immaterial Authorization relates shall continue to use its best efforts to obtain the consent of such other third party that is required for the transfer or assignment of such Lease, Contract or Immaterial Authorization after the Effective Date. Refusal by such other third party to release Seller from a Lease or Contract shall not excuse Seller from entering into an assignment of such Lease or Contract. From the Effective Date until the earlier of (i) the time such approval, consent or waiver is obtained, and (ii) six months after the Effective Date, Seller shall hold such Leases, Contracts and Immaterial Authorizations or ancillary rights as agent for Buyer, and preserve the benefit of and enforce the same as agent for Buyer to the fullest extent permissible under the applicable Lease, Contract or Immaterial Authorization. The parties agree that upon request by either party, at Closing, they will enter into an agency agreement in form and substance mutually satisfactory to each party specifying the terms and conditions upon which Seller will so act as Buyer's agent, which terms and conditions shall include a six month term.
        (b) If a third party refuses to consent to a Lease or Contract assignment, and if the applicable Lease or Contract permits a sublease or subcontract without the consent of the third party, the parties hereto, as of the Effective Date, shall enter into a sublease or subcontract upon terms and conditions as similar and comparable to an assignment of the Lease or Contract as is reasonably feasible so as to enable Buyer to retain the ultimate benefits of such Lease or Contract after the Effective Date.
        (c) Notwithstanding anything to the contrary contained herein, if a third party refuses or has failed to consent to a Lease, Contract or Immaterial Authorization assignment after the Seller has used its best efforts for a period of six months after the Effective Date to obtain such consent, waiver or approval, and if the applicable Lease or Contract does not permit a sublease or subcontract without the consent of the third party, then the parties shall within thirty (30) days after expiration of such six-month period negotiate in good faith and agree upon, and Seller shall pay to Buyer, an amount representing fair compensation to Buyer for the harm caused by the failure to obtain such consent, waiver or approval. Following such payment, Seller shall have no further obligation to Buyer with respect to such Lease, Contract or Immaterial Authorization except as otherwise provided in Section 11.12 with respect to the Contracts and Excluded Contracts addressed in Section 11.12.
        (d) Seller shall bear all reasonable costs and expenses in obtaining such consents, approvals or waivers to the extent such costs or expenses are specified in the relevant Lease, Contract or Immaterial Authorization, or under applicable Law, and shall reimburse Buyer to the extent Buyer makes any transfer payments which are specified in amount and required under any Lease or Contract to the lessor or other party thereto, provided that seven (7) business days before Buyer makes any transfer payments, Buyer will notify Seller of its intent to do so and after making such transfer payment, Buyer will provide evidence satisfactory to Seller that such transfer payment was made. Buyer and Seller will negotiate in good faith to determine the extent to which each will bear any other costs and expenses arising in connection with obtaining such consents, approvals and waivers.
    5.4 FCC Consents. As promptly as practicable after the Execution Date, but no later than forty-five (45) days after the Execution Date, the parties shall file all applications and requests described on Schedule 5.4 in such form as agreed to by the parties with the FCC seeking, and shall use their best efforts to obtain, the FCC's consent to assign all FCC Licenses (as listed in Schedule 9.1.17(b)) from Seller to Buyer (the "FCC Consents"). Citizens agrees that in connection with taking the immediately above described actions with respect to acquiring Tuolumne's FCC Licenses, it will not file any application or request for a waiver of
Part 36 (study areas), Part 61 (tariffs), and Part 69 (price caps and study areas) of the FCC Rules, and that on the Effective Date the study areas relating to the Tuolumne Purchased Exchanges shall remain in the National Exchange Carrier Association Tariff F.C.C. No. 5, provided, however, that such study areas shall remain in the NECA Tariff FCC No. 5 after the Effective Date only for so long as Citizens with respect to such study areas, in its sole discretion, shall determine. Tuolumne agrees that in connection with taking the actions described in the first sentence of this Section 5.4 with respect to acquiring Citizens' FCC Licenses, it will not file any application or request for a waiver of Part 36 (study areas), Part 61 (tariffs), and Part 69 (price caps and study areas) of the FCC Rules, and that on the Effective Date the study areas relating to the Citizens Purchased Exchanges shall remain in the National Exchange Carrier Association Tariff F.C.C. No. 5, provided, however, that such study areas shall remain in the NECA Tariff FCC No. 5 after the Effective Date only for so long as Tuolumne, with respect to such study areas, in its sole discretion, shall determine. Each party agrees to use its best efforts, and the parties agree to cooperate fully with each other and with the FCC, to obtain the FCC Consents at the earliest practicable date.
    5.5 HSR Act Review. As promptly as practicable after the Execution Date but in no event later than thirty (30) days after the Execution Date, the parties will make such filings as may be required by the HSR Act with respect to the exchange contemplated by this Agreement. Thereafter, the parties will file as promptly as practicable any supplemental information that may be requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act. The parties agree to cooperate in seeking early termination of the waiting periods under the HSR Act.
                            ARTICLE 6. PRECLOSING COVENANTS
    6.1    Investigation by Buyer.
        (a) Prior to the Closing, upon reasonable notice from Buyer to Seller given in accordance with this Agreement, Seller will afford to the authorized representatives of Buyer reasonable access during normal business hours to the books and records relating to Seller's Purchased Property (including, without limitation, relevant tax information) and to the personal property and Real Property comprising such Seller's Purchased Property. The parties will cooperate with each other to schedule such access. With the consent of Seller (which consent will not be unreasonably withheld), Buyer and its representatives shall have access to all interexchange carriers having business relationships with Seller's Business, to all customers of Seller's Business, and to all officers, employees and agents of Seller having knowledge or information concerning the operations of Seller's Business so as to afford Buyer the opportunity to make such review, examination and investigation of Seller's Business and Seller's Purchased Property as Buyer may desire to make, to evaluate the competitiveness of Seller's Business, and to enable Buyer to assimilate Seller's Business into Buyer's operations as soon as practicable after the Effective Date. To the extent it so desires, Seller shall accompany Buyer on all of Buyer's access to interexchange carriers, customers and agents of Seller. Buyer will be permitted to make extracts from or copies of Seller's books and records as may be reasonably necessary. Buyer will not contact any employee, customer or supplier of Seller as to this Agreement or the matters involved herein except in accordance with this Section 6.1.
        (b) Subject to applicable law, and upon Buyer's request and Seller's consent (which consent will not be unreasonably withheld), Seller shall permit, at Buyer's sole cost and expense:
            (i) certain key employees and officers of Seller selected by Buyer to attend workshops and training sessions of Buyer (including sessions to train such employees in Buyer's business planning process in order to have Seller's Business after the Effective Date follow Buyer's business planning process and procedures);
            (ii) Seller's management to work with Buyer during Buyer's planning process between the Execution Date and the Effective Date;
            (iii) Buyer to confer with Seller about, and to participate in Seller's planning for, any material reduction in work force or other arrangements regarding employees required or implemented pursuant to the Employee Transfer Agreement.
        (c) As promptly as reasonably practicable after Buyer's request, Seller will furnish such financial and operating data and other information pertaining to Seller's Business as Buyer may reasonably request in order, among other things, to comply with Buyer's disclosure obligations under the federal securities or other laws as such obligations relate to Buyer's prospective ownership of Seller's Business, including any disclosure required in connection with the sale of any securities by Buyer; provided, however, that nothing herein will obligate Seller to take actions that would unreasonably disrupt the normal course of the business of Seller or violate the terms of any applicable Law or any contract to which Seller is a party or to which any of its assets is subject in providing such information, or to incur any costs with respect to Buyer's external auditors (or Seller's external auditors in the event a report by such auditors is requested by Buyer) providing accounting services with respect to issuing an auditor's report required by Buyer. Any information or document provided to Buyer or acquired by Buyer during this investigation shall be deemed "Evaluation Material" as that term is defined in the Confidentiality Agreement and shall be subject in all cases to the terms of the Confidentiality Agreement; provided, however, that following consultation with Seller, Buyer may disseminate financial or other information with respect to the Business of Seller that Buyer, upon consultation with counsel, determines is required to be disclosed under federal securities laws.
        (d) Prior to Closing, upon reasonable notice from Buyer to Seller given in accordance with this Agreement, Seller will afford the authorized representatives of Buyer access to Seller's Purchased Properties in order to conduct the environmental audit contemplated by
Section 14.1.
        (e) In connection with the continuing operation of Seller's Business between the Execution Date and the Effective Date, Seller shall confer in good faith with Buyer, as reasonably requested by Buyer from time to time, to report on material operational matters, material reductions in work force and other material employee matters, and the general status of ongoing operations.
        (f) Notwithstanding the provisions of this Agreement or the Confidentiality Agreement, from and after the Execution Date, upon the prior consent of Seller (which consent will not be unreasonably withheld), Buyer may disclose Evaluation Material (as defined in the Confidentiality Agreement) to representatives of rating agencies, underwriters, underwriters' counsel, public accountants, prospective lenders and other third parties involved in any of Buyer's offering of securities or other financings and to fixed income and equity analysts to the extent such parties reasonably have a need to know any such information; provided, that such parties shall (i) be advised of the confidential nature of any Evaluation Material they receive, and (ii) agree in writing to be bound to the provisions of the Confidentiality Agreement.
    6.2 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article 7, the parties will use their best efforts to satisfy promptly all conditions required to be satisfied prior to the Closing.
    6.3  Notification as to Certain Matters.
        (a) The Buyer will promptly notify Seller of (i) any information that would cause any representation or warranty of Buyer contained in this Agreement not to be true and correct as of the date on which it was made or as of the Effective Date, and (ii) any material governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or overt threat or settlement of significant litigation, involving the transactions contemplated by this Agreement; of which in any such case, Buyer's representatives listed on Schedule 6.3(a) become aware on or before the Effective Date. Buyer shall use reasonable best efforts to keep Seller informed of the events described in this Section 6.3(a) and shall permit Seller access to all materials prepared by Buyer in connection therewith.
        (b) The Seller will promptly notify Buyer of (i) any information that would cause any representation or warranty of Seller contained in this Agreement not to be true and correct as of the date on which it was made or as of the Effective Date, and (ii) any material governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or overt threat or settlement of significant litigation, involving Seller's Business or the transactions contemplated by this Agreement; of which in any such case, Seller's representatives listed on Schedule 6.3(b) become aware on or before the Effective Date. Seller shall use reasonable best efforts to keep Buyer informed of the events described in this Section 6.3(b) and shall permit Buyer access to all materials prepared by Seller in connection therewith.
                            ARTICLE 7.  CONDITIONS PRECEDENT TO THE
CLOSING
    7.1 Conditions Precedent to Obligations of Citizens. The obligations of Citizens to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived at the option of Citizens:
    7.1.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Tuolumne of any of its covenants to be performed in whole or in part prior to the Closing and the representations and warranties of Tuolumne in Article 9 (after giving effect to any material adverse effect qualification (or any other materiality qualification) contained therein) shall be true and correct as of the Effective Date, except for such representations or warranties that are made expressly as of some other date, which shall be true and correct (after giving effect to any material adverse effect qualification (or any other materiality qualification) contained therein) as of such other date, and Tuolumne shall have delivered to Buyer a certificate in the form attached hereto as Schedule 7.1.1 ("Tuolumne's Closing Certificate"), dated as of the Effective Date and signed by one of Tuolumne's Executive Officers, certifying each of the foregoing, or specifying those respects in which such covenants have been materially breached or such representations and warranties (after giving effect to any material adverse effect qualification (or any other materiality qualification) contained therein) are not true and correct in which event, if the Closing occurs, any claim with respect to matters so specified shall be waived by Citizens unless otherwise expressly agreed by Tuolumne at Closing.
    7.1.2 Documents. Tuolumne shall have delivered to Citizens all documents required by Section 8.2.
    7.1.3 No Legal Obstruction. All required waiting periods under the HSR Act shall have expired or been terminated and each of the required Material Regulatory Approvals as set forth on Tuolumne's and Citizens'
Schedule 5.1 and FCC Consents as set forth on Tuolumne's and Citizens'
Schedule 5.4 shall have been obtained free of any special terms, conditions or restrictions which Citizens determines, in good faith and in its reasonable discretion, will materially and adversely affect the anticipated operational and financial benefits to Citizens of the transactions contemplated by this Agreement. For purposes of this Section 7.1.3, all such approvals and consents shall be deemed to have been obtained upon the grant thereof becoming a Final Order. In addition, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.
    7.1.4 Material Adverse Changes. There shall have been no material adverse changes to the Tuolumne Purchased Property as a whole or the financial position or results of operations of the Tuolumne Business as a whole, and, subject to Section 11.9, Tuolumne shall not have suffered any material loss or damage to the Tuolumne Purchased Property, whether or not insured, that would materially affect or impair Citizens' ability to conduct the Tuolumne Business after the Effective Date. None of the Additional Financial Statements of Tuolumne delivered pursuant to Section
11.4 shall reflect a material change in the financial position or results of operations of the Tuolumne Business from the financial position or results of operations reflected in the Financial Statements of Tuolumne.
    7.1.5  Real Estate Transfers.  Tuolumne shall have complied with
Section 11.16 with respect to its Real Property to be transferred to Citizens.
    7.1.6 Lessor and Other Third Party Consents. Tuolumne shall have delivered to Citizens all consents, approvals or waivers of lessors or other third parties to the Material Agreements as so identified by an asterisk on Tuolumne Schedules 9.1.9 and 9.1.13, as such Schedules may be amended pursuant to Section 11.22. All of such delivered consents, approvals or waivers shall be in effect as of the Effective Date.
    7.1.7  [INTENTIONALLY DELETED]
    7.1.8 Litigation. There shall not be any litigation or other proceeding pending or, to the best of Citizens' knowledge, threatened, to restrain or invalidate any of the transactions contemplated hereby which, in the reasonable judgment of Citizens, would involve material expense to Citizens.
    7.1.9. Corporate Proceedings. All corporate proceedings required to be taken by Tuolumne in connection with the transactions contemplated by this Agreement shall have been taken.
    7.1.10 Lien Searches. Tuolumne shall have delivered to Citizens reasonably comprehensive searches, dated as of a date within 30 days of the Execution Date or any time thereafter, of the public records regarding liens and judgments with respect to the Tuolumne Business and the Tuolumne Purchased Property.
    7.1.11. Debtholder Consents. With respect to any long-term indebtedness to be assumed by Citizens pursuant to Section 5.2(a), Citizens shall have received the Debtholder Consents and shall have entered into an assignment and assumption agreement with the Debtholder in form and substance reasonably acceptable to Citizens.
    7.2 Conditions Precedent to Obligations of Tuolumne. The obligations of Tuolumne to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived at the option of Tuolumne.
    7.2.1 No Misrepresentations or Breach of Covenants and Warranties. There shall have been no material breach by Citizens of any of its covenants to be performed in whole or in part prior to the Closing, and the representations and warranties of Citizens in Article 9 shall be true and correct as of the Effective Date, except for such representations or warranties that are made expressly as of some other date, which shall be true and correct (after giving effect to any material adverse effect qualification (or other materiality qualification) contained therein) as of such other date, and Citizens shall have delivered to Tuolumne a certificate in the form attached hereto as Schedule 7.2.1 ("Citizens' Closing Certificate"), dated as of the Effective Date and signed by one of Citizens' Executive Officers, certifying each of the foregoing, or specifying those respects in which such covenants have been materially breached or such representations and warranties (after giving effect to any material adverse effect qualification (or other materiality qualification) contained therein) are not true and correct in which event, if the Closing occurs, any claim with respect to matters so specified shall be waived by Tuolumne unless otherwise expressly agreed by Citizens at Closing.
    7.2.2 Documents. Citizens shall have delivered to Tuolumne all documents required by Section 8.3.
    7.2.3 Cash Consideration. Citizens shall have delivered to Tuolumne, in the manner specified in Section 3.1, the Estimated Cash Consideration as adjusted pursuant to Section 3.2.
    7.2.4 No Legal Obstruction. All required waiting periods under the HSR Act shall have expired or been terminated and each of the required Material Regulatory Approvals as set forth on Citizens' and Tuolumne's
Schedule 5.1 and FCC Consents as set forth on Citizens' and Tuolumne's
Schedule 5.4 shall have been obtained free of any special terms, conditions, or restrictions which Tuolumne determines, in good faith in its reasonable discretion, will materially and adversely affect the anticipated operational and financial benefits to Tuolumne of the transactions contemplated by this Agreement. For purposes of this Section 7.2.4, all such approvals and consents shall be deemed to have been obtained upon the grant thereof becoming a Final Order. In addition, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.
    7.2.5 Corporate Proceedings. All corporate proceedings required to be taken by Citizens in connection with the transactions contemplated by this Agreement shall have been taken.
    7.2.6 Litigation. There shall not be any litigation or other proceeding pending or, to the best of Tuolumne's knowledge, threatened, to restrain or invalidate any of the transactions contemplated hereby which, in the reasonable judgment of Tuolumne would involve a material expense to Tuolumne.
    7.2.7  [INTENTIONALLY DELETED]
    7.2.8 Debtholder Releases. With respect to any long-term indebtedness to be assumed by Citizens pursuant to Section 5.2(a), Tuolumne shall have received Debtholder Consents and release of debt (and, if applicable, lien) documentation reasonably acceptable to Tuolumne.
    7.2.9 Material Adverse Changes. There shall have been no material adverse changes to the Citizens Purchased Property as a whole of the financial position or results of operations of the Citizens Business as a whole, and, subject to Section 11.9, Citizens shall not have suffered any material loss or damage to the Citizens Purchased Property, whether or not insured, that would materially affect or impair Tuolumne's ability to conduct the Citizens Business after the Effective Date. None of the Additional Financial Statements of Citizens delivered pursuant to Section
11.4 shall reflect a material change in the financial position or results of operations of the Citizens Business from the financial position or results of operations reflected in the Financial Statements of Citizens.
    7.2.10  Real Estate Transfers.  Citizens shall have complied with
Section 11.16 with respect to its Real Property to be transferred to Tuolumne.
    7.2.11 Lessor and Other Third Party Consents. Citizens shall have delivered to Tuolumne all consents, approvals or waivers of lessors or other third parties to the Material Agreements as so identified by an asterisk on Citizens Schedules 9.1.9 and 9.1.13 as such Schedules may be amended pursuant to Section 11.22. All of such delivered consents. approvals or waivers shall be in effect as of the Effective Date.
    7.2.12 Lien Searches. Citizens shall have delivered to Tuolumne reasonably comprehensive searches, dated as of a date within 30 days of the Execution Date or any time thereafter, of the public records regarding liens and judgments with respect to the Citizens Business and the Citizens Purchased Property.

                            ARTICLE 8.  THE CLOSING
    8.1  The Closing.
        (a) Subject to the terms and conditions set forth herein, on the Closing Date, Citizens and Tuolumne shall effect the exchange contemplated hereby as follows:
            (i) Citizens shall convey, assign and transfer the Citizens Purchased Property to Tuolumne (or its assignee pursuant to Section 17.4) free and clear of all liens and encumbrances except as otherwise contemplated herein and pay Tuolumne the Estimated Cash Consideration; and
            (ii) Tuolumne shall convey, assign and transfer the Tuolumne Purchased Property to Citizens (or its assignee pursuant to
Section 17.4) free and clear of all liens and encumbrances except as otherwise contemplated herein.
        (b) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at a place mutually agreed upon by the parties at 9:00 a.m., local time, on the last calendar day (the "Closing Date") of the calendar month in which occurs the tenth (10th) business day after the date on which the parties agree that all required Material Regulatory Approvals and FCC Consents have been obtained and provided that the other conditions set forth in Article 7 shall have been satisfied, or at such other place and time as may be agreed upon by the parties. The transactions to be consummated at Closing shall be deemed to have been consummated as of 11:59 p.m. on the last calendar day of the calendar month in which occurs the tenth (10th) business day after the date on which the parties agree that all such Material Regulatory Approvals and FCC Consents have been obtained (the "Effective Date"). If the Effective Date is not a day on which financial institutions are open and operating, then the Closing Date shall be the immediately following business day on which financial institutions are open and operating.
    8.2 Tuolumne's Obligations at Closing. At the Closing, Tuolumne shall deliver to Citizens the following documents duly executed and acknowledged, as appropriate:
        (a) Bills of sale, special warranty deeds, assignment and assumption agreements and other good and sufficient instruments of transfer and assumption (including, without limitation, vehicle titles) to effect and consummate the transactions contemplated by this Agreement, in form and substance mutually satisfactory to the parties.
        (b)    Tuolumne's Closing Certificate.
        (c) Instruments of assignment and assumption or, to the extent required by Section 5.3, subleases or subcontracts for the Leases and the Contracts, in each case in form and substance mutually satisfactory to the parties.
        (d) Secured Indebtedness Releases and Terminations with respect to the Tuolumne Purchased Property.
        (e) All of the documents and papers required of Tuolumne as conditions to Closing, including without limitation, the Regulatory Approvals, FCC Consents and the documents required to be delivered by Tuolumne pursuant to Section 11.16.
        (f) The Transition Services Agreement, if requested by Citizens with respect to the Tuolumne Business pursuant to Section
10.1.
        (g) The Environmental Remediation Agreement if required pursuant to Section 14.1.7(d).
        (h) All documents required of Tuolumne under the Employee Transfer Agreement.
        (i) Certificate of the Secretary or Assistant Secretary of Tuolumne certifying as to Articles of Incorporation, Bylaws, Board of Director approval and incumbency.
    8.3 Citizens Obligations at Closing. At the Closing, Citizens shall deliver to Tuolumne the following items and documents duly executed and acknowledged as appropriate:
        (a) The Estimated Cash Consideration (as adjusted under Section 3.2), in the manner specified in Section 3. 1;
        (b)    Citizens Closing Certificate
        (c) All of the documents and papers required of Citizens as conditions to Closing, including, without limitation, the Regulatory Approval and FCC Consents and the documents required to be delivered by Citizens pursuant to Section 11.16.
        (d) The Transition Services Agreement, if requested by Tuolumne with respect to the Citizens Business pursuant to Section 10.1.
        (e) The Environmental Remediation Agreement if required pursuant to Section 14.17(d).
        (f) All documents required of Citizens under the Employee Transfer Agreement.
        (g) Instruments of assignment and assumption or, to the extent required by Section 5.3, subleases or subcontracts for the Leases and the Contracts, in each case in form and substance mutually satisfactory to the parties.
        (h) Secured Indebtedness Releases and Terminations with respect to the Citizens Purchased Property.
        (i) Certificate of the Secretary or Assistant Secretary of Citizens certifying as to Articles of Incorporation, Bylaws, Board of Director approval and incumbency.
        (j) Bills of sale, special warranty deeds, assignment and assumption agreements and other good and sufficient instruments of transfer and assumption (including, without limitation, vehicle titles) to effect and consummate the transactions contemplated by this Agreement, in form and substance mutually satisfactory to the parties.
                            ARTICLE 9.  REPRESENTATIONS AND WARRANTIES
    9.1 Representations and Warranties of the Parties. Except as to the environmental matters which are exclusively addressed in Article 14 of this Agreement, Tuolumne represents and warrants to Citizens, and Citizens represents and warrants to Tuolumne (each party making such representations and warranties only with respect to its own status, assets and Business, and being referred to in this Section 9.1 with respect to such representations and warranties as a "Seller"):
    9.1.1 Authorization and Effect of Agreement. Each Party has the requisite corporate power and authority under its Certificate of Incorporation and Bylaws to execute and deliver this Agreement and to fulfill its respective obligations under this Agreement. The execution and delivery by each party of this Agreement and the fulfillment of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of each party. This Agreement has been duly executed and delivered by each party and, assuming the due execution and delivery of this Agreement by the other party hereto, constitutes a valid and binding obligation of each party, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies, including the remedy of specific performance.
    9.1.2  No Restrictions Against Exchange of the Purchased Property.
The execution and delivery of this Agreement by each party does not, and the fulfillment by each party of its obligations under this Agreement will not, (i) conflict with or violate any provision of its certificate of incorporation or bylaws or, (ii) except as set forth in each party's
Schedule 9.1.13, or subject to obtaining the approvals and consents reflected in Article 5, conflict with, violate or result in the breach of, constitute a default under, accelerate the performance required by, or result in the creation of any encumbrance upon any of each party's Purchased Property under any provision of any of its Contracts other than any such conflict, violation or breach that alone or in the aggregate would not have an adverse effect on the other party hereto, or each party's Business or its Purchased Property after the Effective Date.
    9.1.3 Consents and Approvals of Governmental Authorities. No consent, approval, order or authorization of, or registration, declaration or filing with, any court or governmental agency, authority or instrumentality (" Governmental Authority") is required to be obtained or made by or with respect to Seller or in connection with the execution and delivery of this Agreement by Seller or the fulfillment by Seller of its obligations under this Agreement, except (i) the filings and approvals described in Article 5 (ii) real estate deeds and other documents filed in connection with the transfer of the Real Property included in the Seller's Purchased Property, (iii) certificates of title for the motor vehicles included in the Seller's Purchased Property, and (iv) such other consents, approvals, orders or authorizations, or registrations, declarations or filings, which if not obtained or made would not result in a material adverse effect on the other party hereto, or Seller's Business or its Purchased Property after the Effective Date.
    9.1.4  No Violation of Law.  Except as indicated in each party's
Schedule 9.1.4, the execution and delivery of this Agreement and the fulfillment by each party of its obligations under this Agreement will not violate any applicable existing statute, ordinance, rule, regulation or common law obligation (collectively, "Law"), except where such violation would not have a material adverse effect on each party's Business as a whole or on any significant part of its Purchased Property after the Effective Date.
    9.1.5 Corporate Organization. Tuolumne is a corporation duly organized, validly existing and in good standing under the laws of California; it has full corporate power and authority to own its properties and to carry on the Tuolumne Business as it is now being conducted and to own, or hold under lease the Tuolumne Purchased Property. Citizens is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania; it has full corporate power and authority to own its properties and to carry on the Citizens Business as it is now being conducted and to own, or hold under lease the Citizens Purchased Property.
    9.1.6 Brokers. Neither party has paid nor become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a claim against the other party hereto for any broker's or finder's fees or similar fees or expenses.
    9.1.7 Assumed Liabilities. Seller is not in default with respect to any of its obligations or liabilities that will become Assumed Liabilities of the other party hereto at the Effective Date or the performance, observance or fulfillment of any covenant or condition relating thereto, and no event has occurred and is continuing that constitutes a material breach or default thereunder or that would constitute such a material breach or default with the giving of notice or lapse of time, or both.
    9.1.8 Title to Purchased Property. Seller has good, valid, undivided, marketable and defensible title to all of its owned Purchased Property, free and clear of all restrictions, charges, liens, or encumbrances of any kind, except for (i) the Assumed Liabilities (ii) the liens, encumbrances and restrictions shown and disclosed on Seller's
Schedule 9.1.8-1, (iii) current real and personal property taxes and other statutory liens covering amounts not yet due and payable, and (iv) such other imperfections of title and encumbrances, if any, as do not interfere in any material respect with the present use or value of the item of owned Purchased Property to which such imperfection or encumbrance relates. No condemnation proceeding is pending or, to the knowledge of Seller, threatened with respect to any part of its Purchased Property and such Purchased Property is not in any violation of any restrictive covenant relating thereto. Seller's Schedule 9.1.8-2 sets forth the address and a general description of each item of Real Property owned by Seller included in its Purchased Property. In addition, Seller's Schedule 9.1.8-2 sets forth a list of the Real Property included in the Purchased Property in which Seller holds other than a fee interest (such as easements and rights of way). Except to the extent indicated in Seller's Schedules 9.1.8-1 and 9.1.8-2, Seller has the unqualified right to transfer and convey to the other party hereto Seller's interest in such Real Property.
    9.1.9 Leases. Seller has set forth on its Schedule 9.1.9 a list of all the Leases relating to Seller's Business. Each of such Leases is valid, binding and enforceable in accordance with its terms, and except as otherwise disclosed in Seller's Schedule 9.1.9, there is not any existing material default or existing material breach of a covenant by Seller under any such Lease. Seller enjoys peaceful and undisturbed possession under all material Leases and, to Seller's knowledge, the lessor under any such Lease is not (with or without notice or the lapse of time, or both) in material breach or default thereunder, has performed all material obligations required to be performed by it thereunder, and has not given notice of such lessor's intent to terminate such Lease.
    9.1.10 Condition of Tangible Assets. All of the Seller's tangible Purchased Property is in substantially good operating condition and repair, normal wear and tear excepted, well maintained, adequate for the present uses thereof and in compliance in all material respects with applicable federal, state and local ordinances, regulations and statutes relating to the ownership and operation of such property. Except as set forth on Seller's Schedule 9.1.10, Seller has not received any written notice within the past twelve (12) months of a violation of any ordinances, regulations or building, zoning and other similar laws with respect to such assets that would have a material adverse effect on the Seller's Business as a whole or any significant part of the Seller's Purchased Property. Each parcel of Seller's Real Property and, to the knowledge of Seller, of real estate leased by Seller and material or necessary to its Business as presently conducted substantially complies with all applicable Laws except where the failure to so comply individually or in the aggregate, would not have a material adverse effect on Seller's Business as a whole or any such parcel after the Effective Date. Except as set forth on Schedule 9.1.10, other than Seller, no person or party has actual possession or has a right to possession of all or any material portion of any parcel of such Real Property or such leased real estate. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 9.1.10, Seller MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED OR STATUTORY, AS TO THE CONDITION OR FITNESS OF ITS TANGIBLE PERSONAL PURCHASED PROPERTY AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED OR STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.
    9.1.11  Financial Statements.
        (a) Seller has delivered to the other party hereto a true and correct copy of its audited financial statements, consisting of a balance sheet, income statement and related statement of cash flows as of and for the respective periods ended December 31, 1992, and December 31, 1993, together with in the case of Tuolumne, the auditor's report thereon (the "Financial Statements"). The Financial Statements were prepared based upon the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the appropriate periods and the results of operations for the year then ended, in each case in conformity with GAAP and to the best of Seller's knowledge and to the extent required by applicable law, have been prepared in all material respects in conformity with the regulations of the FCC and the applicable PUC. The Financial Statements of Seller contain no untrue statements of any material fact nor omit to state any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
        (b) The Additional Financial Statements of Seller to be delivered to the other party hereto pursuant to Section 11.4 hereof (i) will be prepared in each case in accordance with GAAP (except for the omission of notes thereto with respect to interim Additional Financial Statements), consistent with past practices, from the books and records of Seller; and (ii) will fairly present the financial condition of Seller and the results of operations of Seller for the periods indicated, subject, in the case of interim Additional Financial Statements, to normal year-end adjustments which will not be material in amount or effect; and (iii) to the best of Seller's knowledge and to the extent required by applicable Law, will be prepared in all material respects in conformity with the regulations of the FCC and the PUC; and (iv) will not contain any untrue statements of any material facts or omit to state any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
        (c) The unaudited balance sheet of Seller as of June 30, 1994 was prepared in accordance with GAAP except for the omission of notes thereto, consistent with past practices, from the books and records of Seller and fairly presents the financial condition of Seller as of such date subject to normal year-end adjustments which will not be material in amount or effect, and to the best of Seller's knowledge and to the extent required by applicable Law, was prepared in all material respects in conformity with the regulations of the FCC and the PUC.
    9.1.12 Absence of Material Changes. Except as Seller may disclose in its Schedule 9.1.12, since December 31, 1993, there has not been:
        (a) Any material change in the financial condition, results of operations, assets, liabilities, operations or future business prospects of Seller's Business;
        (b) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting Seller's Purchased Property or its Business;
        (c) Any disposition (including, without limitation, the grant of a license, franchise, option or other right of any nature whatsoever to sell or distribute) or encumbrance or agreement to dispose of or to encumber, or pledge or grant of a security interest in or agreement to pledge or grant a security interest in, any of Seller's Purchased Property, or any increase or an agreement to increase any indebtedness of Seller related to its Business or its Purchased Property, except in the ordinary course of business;
        (d) Any material change in Seller's tariffs or in the manner of conducting its Business;
        (e) Any dispute, litigation or other event or condition that materially and adversely affects the business or prospects of Seller's Business or its Purchased Property;
        (f) Any waiver or release of any material rights or settlement of any material dispute involving Seller's Business or its Purchased Property;
        (g) Any granting of a material salary increase or other material benefits payable to any Employee of Seller, except for ordinary and routine salary increases or bonuses authorized or granted in the ordinary course of business and consistent with past practices;
        (h) Any transaction entered into by Seller that would have a material adverse effect on its Business as a whole or its Purchased Property as a whole;
        (i) Any change in the accounting methods or practices of Seller with respect to its Purchased Property or its Business except as required by GAAP or any change in depreciation or amortization policies or rates heretofore adopted by Seller with respect to its Purchased Property or its Business except as required by GAAP;
        (j) Any material labor dispute or threat thereof which affects generally the Transferred Employees of Seller's Business or, to Seller's knowledge, any attempt to organize the Transferred Employees of its Business for the purpose of collective bargaining;
        (k)    Any event that would have been prohibited under Section
11.5 if Section 11.5 had been in effect since December 31, 1993; or
        (l) Any agreement or commitment by Seller (or any understanding between Seller and any third party) to do or to take any of the actions referred to in paragraphs (a) through (k) of this Section 9.1.12.
    9.1.13 Contracts. Each of the Contracts relating to Seller's Business is in full force and effect as of the date of this Agreement in accordance with its terms, and there is no outstanding notice of cancellation or termination in connection therewith. Seller is not in material breach or default in connection with any of such Contracts, and there is no basis for any claim of breach or default by Seller, or to Seller's knowledge, any other party, in any material respect under any of such Contracts. None of such Contracts, either separately or in the aggregate, materially and adversely affects Seller's Business or its Purchased Property. After the Effective Date, all rights and obligations of Seller under such Contracts shall continue unimpaired in other party hereto (assuming that if any Contract requires the consent of the other party thereto, such consent will have been obtained by the parties hereto prior to the Effective Date). Except for the instruments specifically listed in Seller's Schedule 9.1.13, Seller is not a party to or subject to: (i) any agreement for the purchase or disposition of any material, equipment, supplies, inventory or service, except individual purchase orders and contracts in amounts less than Twenty-Five Thousand Dollars ($25,000); (ii) any agreement to which Seller is a party or by which any of its Purchased Property is bound relating to indebtedness for money borrowed including capital leases, security arrangements relating thereto and any amendment or waiver thereof; and (iii) any other agreement not of the type covered by any of the foregoing items of this Section 9.1.13 requiring payments by Seller in excess of Seventy-Five Thousand Dollars ($75,000) per agreement, on or after the Effective Date.
    Schedule 9.1.13 also lists (a) each Contract relating to Seller's Business or its Purchased Property between Seller and any Affiliate of Seller, and (b) each material Contract relating to Seller's Business or its Purchased Property between Seller or an Affiliate of Seller and any third party. Seller has made available to the other party hereto true and correct copies of all agreements and instruments listed in Seller's
Schedule 9.1.13. Seller's Schedule 9.1.13 specifically identifies, with respect to those Contracts which are required to be listed thereon, the Contracts which require the consent, approval or waiver of the other party thereto for the assignment thereof.
    9.1.14 Insurance. Seller's Purchased Property of an insurable nature and of a character usually insured by companies carrying on similar businesses is insured under insurance policies in such amounts and against such losses or casualties as is (i) usual in such companies and (ii) required under any of the Contracts or Leases relating to Seller's Business. The insurance policies referred to in this Section 9.1.14 are
(i) listed on Seller's Schedule 9.1.14, and (ii) in full force and effect and the premiums due thereon have been duly and timely paid. The most current statement of values (the statement of values of property of an insurable nature that is submitted to an insurance company to be used as a basis for the calculation of premiums) relative to Seller's Purchased Property as presently insured has been made available to the other party hereto by Seller. On the Effective Date, the coverage under the insurance policies and programs applicable to Seller's Purchased Property will be terminated, and the other party hereto will be responsible for providing all insurance coverage for such Purchased Property. Following the Effective Date, Seller shall be responsible for and shall pay any additional premiums that might be required by an insurance company for insurance coverage prior to the Effective Date relating to such Purchased Property and shall be entitled to any refunds or dividends due from such companies relating to such coverage. All claims that relate to the operation of Seller's Purchased Property prior to the Effective Date shall remain the sole responsibility of Seller. Seller's Schedule 9.1.14 sets forth a list of the open material claims affecting Seller's Purchased Property, complete in all material respects, and a description of any self-insurance levels, underlying limits and deductibles.
    9.1.15  Taxes.
         (a) Except as disclosed on Schedule 9.1.15, (i) all Tax Returns required to be filed by Seller on or before the Effective Date with respect to its Business or its Purchased Property have or will have been filed, and all taxes shown as due and payable on such Tax Returns have been or will be paid by Seller when required by law; (ii) all penalties, interest or other charges that have or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax have been or will be timely paid in full, (iii) no deficiencies for any taxes, assessments or other governmental charges have been asserted in writing or assessed against Seller with respect to its Business that remain unpaid and that individually or in the aggregate are material to such Business; (iv) Seller has withheld all required federal, state and local payroll taxes and other similar taxes with respect to creditors and third party vendors, and has remitted all amounts required to be remitted to the appropriate taxing authorities; (v) there are no tax liens upon any of such Seller's Purchased Property except for statutory liens covering taxes not yet due and payable; (vi) none of such Seller's Purchased Property is tax-exempt use property within the meaning of
Section 168(h) of the IRC and none of such Purchased Property is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; and (vii) Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the IRC and shall provide an appropriate affidavit for purposes of Section 1445(b)(2) of the IRC.
        (b) Seller has been subject to normal and routine audits, examinations and adjustments of Taxes from time to time, but there are no material, current audits or material audits for which notification has been received (in either case, with respect to Seller's Business) other than those set forth on Seller's Schedule 9.1.15.
    9.1.16  No Material Claims.  Except as disclosed in Seller's Schedule
9.1.16 or with respect to Taxes, there are no claims, actions, lawsuits or legal or administrative proceedings pending, or, to the knowledge of Seller, threatened against or affecting Seller or its properties that, if determined adversely to Seller, would reasonably be expected to have a material adverse effect on Seller's Business as a whole or any significant part of its Purchased Property. Seller does not know of any reasonable basis for any such action, claim, lawsuit or proceeding or any governmental or regulatory investigation relative to its Business or its Purchased Property. Seller is not in default under any judgment, order or decree of any Governmental Authority applicable to its Business or any significant part of its Purchased Property which would reasonably be expected to have a material adverse effect on such Business as a whole or any significant part of such Purchased Property after the Effective Date.
    9.1.17  Tariffs: FCC Licenses, Non-FCC Authorizations.
        (a) With respect to federal tariffs, each of Citizens and Tuolumne is an issuing carrier in the National Exchange Carrier Association Tariff F.C.C. No. 5 for the purpose of providing interstate access service. Except as described on Seller's Schedule 9.1.17(a), the state regulatory tariffs applicable to Seller's Business stand in full force and effect on the date of this Agreement in accordance with all terms of such state tariffs, and there is no outstanding notice of suspension, cancellation or termination or, to Seller's knowledge, any threatened suspension, cancellation or termination in connection therewith, nor is Seller subject to any restrictions or conditions applicable to its state regulatory tariffs that limit or would limit the operation of its Business (other than restrictions or conditions generally applicable to tariffs of that type). Except as described on Seller's
Schedule 9.1.17(a), each such state tariff has been duly and validly approved by the appropriate state regulatory agency. Except as otherwise disclosed on Seller's Schedule 9.1.17(a), Seller is not in material violation under the terms and conditions of any such state tariff, and there is no basis for any claim of material violation by Seller in any material respect under any such state tariff. Except as described in Seller's Schedule 9.1.17(a), there are no applications by Seller or complaints or petitions by others or proceedings pending or threatened before the state regulatory authority relating to Seller's Business or its operations or the state regulatory tariffs. To the knowledge of Seller, there are no material violations by subscribers or others under any such state tariff that would be material to its Business. A true and correct copy of each state tariff applicable to Seller's Business has been delivered to Buyer.
        (b) Listed on Seller's Schedule 9.1.17(b) are the FCC Licenses held by Seller and used in the operation of its Business. Each such FCC License is in full force and effect in accordance with its terms, and there is no outstanding notice of suspension, cancellation or termination or, to Seller's knowledge, any threatened suspension, cancellation or termination in connection therewith nor are any of such FCC Licenses subject to any restrictions or conditions that limit the operation of Seller's Business (other than restrictions or conditions generally applicable to licenses of that type). Subject to the Communications Act of 1934, as amended, and the regulations thereunder, Seller's FCC Licenses are free from all security interests, liens, claims, or encumbrances of any nature whatsoever. Except as set forth on Seller's Schedule 9.1.17(b), there are no applications by Seller or material complaints or material petitions by others or proceedings pending or threatened before the FCC relating to Seller's Business or FCC Licenses.
        (c) Listed on Seller's Schedule 9.1.17(c) are all Non-FCC Authorizations materially necessary for the conduct of Seller's Business which would include, without limitation, all FAA radio tower ownership authorizations. Each such Non-FCC Authorization is in full force and effect in accordance with its terms. To Seller's knowledge, no event has occurred with respect to any materially necessary Non-FCC Authorization which permits, or after notice or lapse of time or both would permit, revocation or termination thereof, or would result in any other material impairment of the rights of the holder of such materially necessary Non-FCC Authorization.
    9.1.18  Employee Matters.
        (a) Seller's Schedule 9.1.18(a) lists (and identifies the sponsor of) each material "employee pension benefit plan, " as that term is defined in Section 3(2) of ERISA, each material " employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA maintained or contributed to by Seller or any of its Affiliates in respect of any of Seller's Transferred Employee (as defined below) (such plans being hereinafter referred to collectively as the "ERISA Plans"), and each other material retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, medical, dental, post-retirement medical, accident, disability, weekly income, salary continuation, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by Seller or its Affiliates in respect of or for the benefit of any of Seller's Transferred Employee or former employee, excluding any such plan, program, agreement, or arrangement maintained or contributed to solely in respect of or for the benefit of Seller's Transferred Employees or former employees employed or formerly employed by Seller outside of the United States, as of the date hereof (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans"). Seller's Schedule 9.1.18(a) also includes a list of each material written employment, severance, termination or similar-type agreement between Seller or its Affiliates and any of Seller's Transferred Employee (the "Employment Agreements"). Except to the extent that any assets, liabilities, or accounts are transferred from the Plans or Agreements (pursuant to an Employee Transfer Agreement or otherwise) to plan(s) or agreement(s) maintained or contributed to by the other party hereto, all such Plans and Agreements shall remain the liabilities of the Seller or its Affiliates and Seller shall take any and all steps necessary to ensure that such other party shall not be a sponsor of any such Plan or Agreement subsequent to the Effective Date. Except as otherwise disclosed on Seller's Schedule 9.1.18(a), the execution and delivery of this Agreement by Seller and the performance of this Agreement by Seller will not directly result now or at any time in the future in (i) the payment by Seller or its Affiliates to any Transferred Employee of any severance, termination, or similar type payments or benefits or (ii) any "parachute payment" (as such term is defined in Section 28OG of the IRC) being made by Seller or its Affiliates to any Transferred Employee.
        (b)    Except as set forth on Seller's Schedule 9.1.18(b):
            (i) Neither Seller nor any of its Affiliates, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which Seller could be subject to any material liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the IRC; and
            (ii) Since the effective date of ERISA, no material liability under Title IV of ERISA with respect to the ERISA Plans has been incurred or is reasonably expected to be incurred by Seller or any of its Affiliates (other than liability for premiums due to the PBGC), unless such liability is reserved for or otherwise reflected on the Financial Statements or unless such liability has been, or prior to the Effective Date will be, satisfied in full.
            (iii) There is no contract or Employment Agreement covering any Transferred Employee or former employee of Seller that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the IRC.
            (iv) Neither Seller nor any of its Affiliates has engaged in, or is a successor or parent corporation to a person that has engaged in, a transaction described in Section 4069 of ERISA.
        (c) Except as set forth on Seller's Schedule 9.1.18(c), with respect to the ERISA Plans other than those ERISA Plans identified on Seller's Schedule 9.1.18(a) as "multi-employer plans":
            (i) the PBGC has not instituted proceedings to terminate any Plan that is subject to Title IV of ERISA (the "Retirement Plans") and no condition exists or has existed which could constitute grounds for any termination by PBGC;
            (ii) no filing has been made by Seller, or any of its Affiliates with the PBGC to terminate any Retirement Plan identified on Seller's Schedule 9.1.18(a);
            (iii) none of the ERISA Plans has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the Execution Date;
            (iv) each of the ERISA Plans has been operated and administered in all material respects in accordance with its provisions and with all applicable laws;
            (v) each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the IRC and, to the extent applicable, Section 401(k) of the IRC, has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the IRC, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans;
            (vi) there are no pending material actions, claims or lawsuits which have been asserted or instituted against any of the ERISA Plans, the assets of any of the trusts under such Plan, the plan sponsor, the plan administrator, trustee or any other fiduciary of such Plans with respect to any aspect of such ERISA Plans (except for routine benefit claims or routine expenses).
        (d) Except as set forth on Seller's Schedule 9.1.18(d), none of the ERISA Plans is a "multi-employer plan," as that term is defined in
Section 3(37) of ERISA and with respect to any such multiemployer plans (as so defined) listed in Seller's Schedule 9.1.18(d), Seller has not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by Seller that is not reserved for or otherwise reflected on the Financial Statements of Seller.
        (e) Except as set forth on Seller's Schedule 9.1.18(e), no post-retirement medical and life insurance benefit obligations exist with respect to any Transferred Employees or former employees of Seller.
        (f) No Plan identified on Seller's Schedule 9.1.18(a) has any restrictions against termination or modification, either by its terms or, to Seller's knowledge, due to any written or oral communications by any representative of the Seller nor any of its Affiliates.
        (g) Except as set forth on Seller's Schedule 9.1.18(g), (i) none of Seller's Transferred Employees are represented by a labor union or labor organization and (ii) neither Seller nor any of its Affiliates is a party to nor is Seller subject to, any collective bargaining agreement covering any Transferred Employee. There are currently no strikes, slowdowns, work stoppages or lockouts by or with respect to any Transferred Employee covered by collective bargaining agreements. Except as set forth on Seller's Schedule 9.1.18(g), to the best knowledge of Seller, during the twelve (12) months preceding the Execution Date there have not been any union organizational campaigns by or directed at the employees of Seller.
    Except as set forth on Seller's Schedule 9.1.18(g), no condition has existed or exists that has caused or could be expected to result in the imposition of any lien or encumbrance under ERISA or the IRC on any part of Seller's Purchased Property.
        (h) Seller will make available to the other party hereto, prior to the Closing Date, a list of those Transferred Employees that Seller believes to have participated in the health or dependent care reimbursement accounts of Seller, together with the elections made prior to the Effective Date with respect to such accounts through the Effective Date.
    9.1.19 Schedules of the Telephone Plant. Seller has set forth on Seller's Schedule 9.1.19 copies of schedules (at the level of detail agreed to by the parties but in any case including details regarding net book value and continuing property records lists associated therewith) of its Telephone Plant as of June 30, 1994, including, to the extent available, a schedule specifically identifying the Telephone Plant that is associated with the Unregulated Business. The account balances reflected on the schedule of Telephone Plant correspond, in all material respects, to the associated account balances reflected on the Continuing Property Records.
    9.1.20.  Accuracy of Certain Information.
        (a) The information regarding type of central office switch and number of access lines in service for each exchange set forth on Seller's
Schedule 9.1.20 (a) is true and complete in all material respects as of the respective dates set forth thereon.
        (b) Tuolumne represents and warrants that the information set forth only with respect to the 1993 column of the "Capital Budget Network Modernization Forecast" attached as Tuolumne Schedule 9.1.20(b) is true and complete as of December 31, 1993.
        (c) Seller's Schedule 9.1.20 (c) sets forth a substantially complete list of all vehicles included in Seller's Purchased Property (including trailers, equipment mounted on trailers and self-propelled equipment) together with the manufacturer, model and year of each such vehicle, and indicates whether such vehicle is owned or leased by Seller.
        (d)    [INTENTIONALLY DELETED]
        (e) Schedule 9.1.20(e) sets forth a true and complete list of the interstate billing and collection revenues and intrastate interlata billing and collection revenues of Seller from its Business for the year 1993.
    9.1.21 Rate Base. Except as set forth on Seller's Schedule 9.1.21, Seller has no materials and supplies, plant or equipment used in its Business that has been disallowed from rate base or excluded from the revenue calculations for any pool (unless due to the deregulation of the service for which such assets are used) or in the most recent rate order issued by the applicable PUC or the FCC or any determination by an administrator of an interstate or intrastate pool, and has not received written notification that the applicable PUC or the FCC or any pool administrator proposes to exclude any assets from rate base or revenue calculations for the pools, or any tariff filed with or approved in the most recent rate order of the applicable PUC or the FCC, in each case which materials and supplies, plant or equipment, in the aggregate, would be in excess of one percent (1%) of Net Telecommunications Plant.
    9.1.22 Payments. All material payments of any kind required to be made by Seller to third parties under any Contract and maturing prior to the Effective Date have been, or will be as of the Effective Date, properly and timely paid or provided for, unless otherwise subject to a bona fide dispute disclosed in Schedule 9.1.22.
    9.1.23 Compliance with Laws. Except as Seller shall specifically indicate on Seller's Schedule 9.1.23, (i) Seller is in compliance in all material respects with all Laws applicable to its Purchased Property and its Business and holds all governmental permits or licenses required in order to conduct its Business and to own and operate its Purchased Property; (ii) the present uses of Seller's Purchased Property in the conduct of Seller's Business do not violate in any material respect any Law and (iii) no written notice or warning from any governmental or regulatory authority with respect to any failure or alleged failure by Seller to comply with any Law or questioning the validity of any governmental permit or license, with respect to its Business or its Purchased Property has been issued or given, nor to the knowledge of Seller, is any such notice or warning proposed or threatened. Seller is not aware of any fact, event or circumstance relating to Seller that is reasonably likely to cause a regulatory agency to deny or withhold its approval to the transactions contemplated hereby.
    9.1.24 Correct Records. The financial records, ledgers, account books and other accounting records of Seller relating to its Business are current, correct and complete and reasonably well organized, in all material respects and to the best of Seller's knowledge and to the extent required by applicable Law, conform in all material respects with the rules and regulations of the FCC and PUC. Seller and its Affiliates have retained substantially all Original Cost Documents regarding the expenditures made by Seller within the immediately preceding two-year period that relate to Seller's Net Telecommunications Plant or Net Fixed Assets, as the case may be, and such Original Cost Documents are correct and complete in all material respects.
    9.1.25 Materials and Supplies. As of the Effective Date, the value (as reflected on Seller's books) of Seller's materials and supplies relating to its Business which are obsolete or in excess of the requirements of such Business, will not materially exceed Seller's reserve for obsolete or excess Materials and Supplies as reflected on Seller's books.
     9.1.26 Assets Necessary to the Business. Seller's Purchased Property includes all of the assets and properties (including all licenses and agreements) currently being used or which are reasonably necessary to carry on Seller's Business as currently conducted, other than the assets and properties included in the Excluded Property.
    9.1.27 [INTENTIONALLY DELETED]
    9.1.28 Unregulated Business. Schedule 2.2(b) is an accurate summary description of Seller's Unregulated Business, in detail reasonably acceptable to the other party hereto.
    9.1.29. Capital Improvements Required by PUC. Except as set forth on Seller's Schedule 9.1.29, there are no changes, modifications, upgrades or enhancements required by the applicable PUC to be made to Seller's Purchased Property or the operation thereof.
    9.2  [INTENTIONALLY DELETED]
                            ARTICLE 10.  CONTINUING BUSINESS RELATIONSHIPS
    10.1 Transition Services Agreement. If requested in writing by Citizens with respect to the Tuolumne Purchased Property or by Tuolumne with respect to the Citizens Purchased Property, on or prior to March 15, 1995, the parties shall, as promptly as practicable but in any event within 30 days after either party's written request, negotiate in good faith and enter into a Transition Services Agreement, to be effective no later than the Effective Date, pursuant to which Tuolumne will provide to Citizens with respect to the Tuolumne Purchased Property, at Citizens' expense, or Citizens will provide to Tuolumne with respect to the Citizens Purchased Property, at Tuolumne's expense, such financial, accounting, billing, computer, network, administrative and other services (including services relating to the conversion of systems and processes) as may be reasonably requested by Citizens or Tuolumne, which agreements shall be in form and substance as mutually agreed to by both Citizens and Tuolumne (the "Transition Services Agreement").
                            ARTICLE 11.  ADDITIONAL COVENANTS OF THE
PARTIES
    11.1   Intellectual Property.
    11.1.1 Definition. "Intellectual Property" means all inventions (whether patentable or not and whether or not such inventions are described or claimed in any patent or patent application), designs (useful or ornamental), and works subject to copyright that may be embodied in, without exclusion, invention disclosures, specifications, manuals, drawings, functional or system block diagrams, flow charts, circuit diagrams, design or user documentation, engineering notebooks, schematics, test programs, documented procedures, documented processes, documented flows, devices, software, or firmware, that relate to the function, design, development, manufacture, testing, use, operation, maintenance or repair of any product, apparatus, article of manufacture, process, method or service. "Intellectual Property" shall also include patents, patent applications (including continuations, continuations-in-part, divisions, reissues, reexamined patents and patent applications and extensions thereof), copyrights (whether common law or statutory, registered or unregistered), or trade secrets, residing in the subject matter above.
    11.1.2  Grant by Seller.
        (a) Subject to the terms and conditions of this Agreement, effective on the Effective Date, Seller shall grant to Buyer, and Buyer shall accept, a nonexclusive, fully paid, royalty-free, perpetual license for the Intellectual Property that, on the Effective Date, Seller owns or controls or with respect to which Seller has an unrestricted right to grant such license without permission from, or any consideration to, any third party, and if Seller has a restricted right to grant such license, Seller will use its best efforts to assist Buyer (provided that Buyer shall be responsible for any fees associated therewith) in obtaining the consent for the use of any such license, provided that the above grant and any assistance required by Seller shall be effective with respect to only such Intellectual Property that Seller has placed in public use on, or prior to, the Effective Date and that is presently used by Seller, in the ordinary and normal course of its Business, and shall exclude any Intellectual Property listed in Seller's Schedule 2.4(g). The above license shall include the right of Buyer to grant sublicenses after the Effective Date to vendors and customers of Buyer and to other third parties, as is necessary in the ordinary and normal course of such Business with respect to Seller's Purchased Property after the Effective Date.
        (b) The grant set forth in Section 11.1.2(a) is made subject to preexisting agreements; however, Seller represents that it is aware of no other agreement that precludes the grant made herein.
        (c) The above Sections 11.1.2(a) and (b) set forth Seller's entire obligation with respect to the license of Intellectual Property to Buyer. Except as specifically provided otherwise in this Agreement or any other agreement between Buyer and Seller, Seller shall have no continuing obligation beyond the Effective Date to provide support of any kind in Buyer's use of such Intellectual Property.
        (d) Buyer agrees and understands that Seller or its Affiliates shall retain ownership of all Intellectual Property owned by Seller or its Affiliates as of the Effective Date. Buyer further agrees and understands that the retained ownership shall include the right of Seller to grant licenses to vendors and customers of Seller, and to other third parties.
        (e) Additional agreements, if any, between Buyer and Seller regarding possession and use by Buyer of computer software that is owned by Seller, or that is licensed by an Affiliate of Seller to Seller, are set forth in Seller's and Buyer's Schedule 11.1.2.
    11.1.3 Nonassertion. In addition to granting to Buyer the license set forth in Section 11.1.2, Seller agrees that, with respect to the Intellectual Property that as of the Effective Date Seller owns or controls or under which it has the right to grant licenses, Seller shall not assert against Buyer, or Affiliates of Buyer, or vendees, mediate or immediate, of Buyer, a claim of infringement, misappropriation or misuse of such Intellectual Property right arising from Buyer's activities practiced in the ordinary and normal course of the conduct of Seller's Business after the Effective Date.
    11.1.4  Infringement.
        (a) Notwithstanding any other provision of this Agreement and subject to the representation in Section 11.1.3, Buyer understands that Seller has not made or given, and does not make or give, any warranty as to the value, enforceability, or validity of any Intellectual Property or that the use by Buyer of any Intellectual Property under this Agreement will not infringe other intellectual property rights not licensed under this Agreement.
         (b) Nothing contained in this Agreement shall be construed as an agreement by, or obligation of, Seller to bring or prosecute actions or suits against third parties for infringement or violation of any Intellectual Property licensed hereunder.
        (c) Seller shall have no obligation to defend, indemnity or hold harmless Buyer from any damages, costs or expenses resulting from any obligation, proceeding or suit based upon any claim that any activity, subsequent to the Effective Date, engaged in by Buyer, a customer of Buyer's or anyone claiming under Buyer constitutes direct or contributory infringement or misuse of any intellectual property rights not licensed under this Agreement.
        (d) Buyer shall be liable for and shall hold Seller and its Affiliates harmless from and against any and all Indemnifiable Losses resulting from any obligation, proceeding or suit based upon any claim that any activity conducted or engaged in, subsequent to the Effective Date, by Buyer, a customer of Buyer's, or anyone claiming under Buyer constitutes direct or contributory infringement, or misuse, or misappropriation of any intellectual property right of any third party.
    11.1.5 Trademark Phaseout. Buyer acknowledges that Seller or its Affiliates are the owners of certain trade names, trade dress, trademarks, service marks, logos and related intangible property (collectively, "Marks") used in connection with Seller's Business, including, without limitation, the items listed on Seller's Schedule 11.1.5, and Buyer understands and agrees that the Marks, or any right or license to the Marks are not being transferred pursuant to this Agreement. Buyer acknowledges Seller's exclusive and proprietary rights in the use of the Marks, and Buyer agrees that it shall not use the Marks (or any names or Marks confusingly similar to the Marks) except as expressly set forth in this Section 11.1.5. After the Effective Date, all Marks of Seller shall be replaced by Buyer as soon as possible, but in no event later than one hundred eighty (180) days after the Effective Date for Marks affixed to items with a valid continuing use in Buyer's conduct of Seller's Business after the Effective Date, including, without limitation, buildings, vehicles, heavy equipment, hard hats, tools, tool boxes, kits (safety and others), signs, manual covers and notebooks. After the Effective Date, Buyer will not use, and will destroy or deliver to Seller, all such items with Marks affixed to them that have no valid continuing use in Buyer's conduct of such Business after the Effective Date, including items affecting customer or employee relations or items that do not reflect Buyer's true identity. Specific items to be destroyed or returned include items with Marks affixed to them including, without limitation, giveaways; order, purchase or materials forms; requisitions; invoices; statements; time sheets/labor reports; bill inserts; stationery; personalized note pads; maps; organization charts; bulletins/releases; sales/price literature; manuals or catalogs; report covers/folders; program materials; and materials such as media contact lists/cards. The one hundred eighty
(180) day time period for replacement of Marks affixed to telephone directories that were already published or closed for publication as of the Effective Date shall be extended to the production of replacements for such directories.
    11.1.6 Goodwill. Buyer recognizes the value of the goodwill associated with the Marks, and acknowledges that the Marks and all rights therein and the goodwill pertaining thereto belong exclusively to Seller, and that the Marks have a secondary meaning in the minds of the public.
    11.1.7 Quality of Goods. Buyer agrees that the conduct of Seller's Business after the Effective Date by Buyer using the Marks shall be provided in accordance with all applicable federal, state and local laws, and that the same shall not reflect adversely upon the good name of Seller, and that the conduct of such Business will be of a standard and skill equivalent to that employed by Seller prior to the Effective Date.
    11.1.8 Seller's Remedies for Unauthorized Use of Marks. Buyer acknowledges that its failure to cease use of the Marks as provided in this Agreement, or its improper use of the Marks, will result in immediate and irreparable damage to Seller. Buyer acknowledges and admits that there is no adequate remedy at law for such failure to terminate use of the Marks, or for such improper use of the Marks, and Buyer agrees that in the event of such failure or improper use, Seller shall be entitled to equitable relief by way of temporary restraining order or injunction or any other relief available under this Agreement.
    11.2 Effect of Due Diligence and Related Matters. Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement and by the Effective Date will have conducted its own independent review and evaluation of Seller's Purchased Property. Accordingly, Buyer covenants and agrees that (i) except for the representations and warranties set forth in this Agreement and Seller's Schedules (and the Financial Statements of Seller, the Additional Financial Statements of Seller, and actuarial reports required of Seller pursuant to the Employee Transfer Agreement), Buyer has not relied and will not rely upon any document or written or oral information furnished to or discovered by it or its representatives, (ii) there are no representations or warranties by or on behalf of Seller or its Affiliates or representatives except for those expressly set forth in this Agreement and in any other written agreement entered into with Seller or any of its Affiliates in connection with this Agreement, and (iii) to the fullest extent permitted by law, Buyer's rights and obligations with respect to all of the foregoing matters will be solely as set forth in this Agreement or in such other written agreements.
    11.3 Confidentiality. Whether or not the Closing occurs, the parties hereto and their respective officers, directors, employees and representatives will comply with the Confidentiality Agreement, the provisions of which are expressly incorporated herein in their entirety by this reference.
    11.4  Additional Financial Statements.
    Seller shall deliver to Buyer the following financial statements of Seller (collectively, the "Additional Financial Statements") within the time periods set forth below:
        (a) Within forty-five (45) days after the Execution Date for the month of October, 1994, and within forty-five (45) days after the close of each month beginning with November, 1994, and continuing up to and including the month next preceding the month in which the Closing occurs, a balance sheet and income statement as of and for such month, and as of and for the year-to-date period then ended; and
        (b) By April 30, 1995, a balance sheet for the year ended December 31, 1994, and an income statement and statement of cash flows for 1994, together with the auditor's report thereon.
    11.5 Conduct of Business. From the Execution Date until the Effective Date, Seller shall conduct its Business in the ordinary course in accordance with prudent business judgment and consistent with past practice and policy and shall (i) preserve its Business as an ongoing business, (ii) keep available to its Business its services and the services of its Affiliates at least to the same extent as such were generally available from January 1, 1994 through the Execution Date and are available on the date hereof, (iii) not take any action that would jeopardize any material and beneficial contractual relationships with persons having business dealings with its Business, and (iv) preserve all of its Business' tariffs, certificates, licenses, authorizations and other rights.
    From the Execution Date to the Effective Date, except with the prior written consent of Buyer, which the Buyer shall not unreasonably withhold:
        (a) Seller's Business will be conducted in substantially the same manner as it is presently being conducted on the Execution Date.
With respect to its Business, Seller will refrain from entering into any material transaction or contract other than in the ordinary course of business and will not make any material change in the general nature of its Business or in its methods of management, marketing, accounting or operations (including repair and maintenance functions).
        (b) Seller will not, with respect to its Business, (i) create or incur any indebtedness for borrowed money or otherwise, except in the ordinary course of business, (ii) enter into or terminate, as lessor or lessee, any Lease other than in the ordinary course of business, (iii) create any liens or other security interest, except in the ordinary course of business, or (iv) change in any material respect or terminate any of the insurance policies referred to in Seller's Section 9.1.14, unless equivalent coverage is obtained.
        (c) Except as listed or described on Seller's Schedule 11.5(c), and except for dispositions of salvaged property that has been replaced in accordance with the plans attached in such Schedule 11.5(c), Seller will not sell, lease, dispose of or otherwise transfer, or make any contract for the sale, lease, disposition or transfer of any of its Purchased Property other than, with respect to any individual item (other than vehicles) having a value of less than Seventy-Five Thousand Dollars ($75,000) and with respect to all items (other than vehicles) the aggregate value of which shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).
        (d) Without prior reasonable notification to Buyer, or unless otherwise expressly directed by the applicable PUC, Seller will not (i) institute any proceeding with respect to, or otherwise change, amend or supplement any tariff or (ii) enter into or agree to any stipulation, order, or decree of, or settlement with such PUC that, in case of (i) or
(ii) above, would have a material adverse effect on the revenue, authorized return on equity or earnings of its Business. Seller will not file any application, petition, motion, brief, testimony, settlement agreement or other pleading in any proceeding before such PUC, or before the FCC (except for filings on behalf of all of Parent's local exchange telephone companies) or appeals related thereto, unless Seller shall have first provided Buyer with a copy of the same and provided Buyer a reasonable opportunity to comment to Seller with respect thereto. If Buyer determines it should intervene in any proceeding before such PUC in which Buyer's position is or may be different from Seller's, Seller, without waiving any other rights related thereto, will not oppose Buyer's intervention in such proceeding.
        (e) Except as listed on Schedule 11.5(e) or as required by law or in the ordinary course of business of Seller or pursuant to any Contract of Seller, not (i) enter into or amend any employment agreement with any individual that will become a Seller Transferred Employee, or enter into or amend any union agreement or commitment (including any new commitment to pay retirement or other benefits, or amendments to the Seller's retirement plans), (ii) effect any net increase over five percent (5%) since the Execution Date in the number of employees of the Seller who will become Seller Transferred Employees, or (iii) increase over 5% the benefit provided under any plans concerning employee benefits or increase the general rates of compensation of the Seller Transferred Employees, or change the manner by which compensation (including fringe benefits) is determined and paid to any Seller Transferred Employee.
        (f) Seller will not engage in any intercompany transactions with any Affiliate of Seller, except for transactions consistent with past practices.
        (g) Seller shall maintain its Purchased Property in good repair, order and condition, reasonable wear and use excepted, and shall maintain its Transferred Books and Records and Retained Books and Records in the usual, regular and ordinary manner on a basis consistent with prior years.
        (h) Seller will not make any commitment to take any actions prohibited by the provisions of this Section 11.5.
        (i) Notwithstanding Section 11.5(b), Citizens shall not create or incur any long term indebtedness with respect to its Business and Purchased Property.
    11.6 Construction Projects and Capital Budget. By December 31, 1994, Buyer and Seller shall have met and reviewed Seller's construction and other capital expenditure plans for the calendar years 1994 and 1995 (or such later date agreed to by the parties). The construction and capital expenditure plans which Buyer shall have approved (both as to the type of project and the dollars expended) shall be set forth on Seller's Schedule 11.6, and the parties agree that when such expenditures have been incurred they will constitute an addition to a component of Tuolumne's Net Telecommunications Plant or Citizens' Net Fixed Assets, as the case may be, thereby becoming subject to Section 3.2(c). Seller agrees to use its best efforts substantially to complete such plans within the projected time schedules; provided, that Seller will not incur any liability for unbudgeted expenditures in excess of $200,000 in the aggregate without the prior written consent of Buyer. All construction work that is in progress on the Effective Date will be accounted for by identifying and accruing all associated time reporting, material invoices or contractor invoices inputted or received on or before the Effective Date, and all payments therefor shall be the responsibility of Seller and will constitute an addition to a component of Seller's Net Telecommunications Plant or Citizens' Net Fixed Assets, as the case may be, thereby becoming subject to Section 3.2(c).
    11.7 Further Assurances. After the Closing, Seller will furnish to Buyer such other instruments and information as Buyer may reasonably request in order to convey to Buyer title to Seller's Purchased Property, to be delivered from time to time upon Buyer's reasonable request.
    11.8  Prorations.
            (i) With respect to Seller's Purchased Property, the following liabilities shall be prorated between Seller and Buyer: (a) utility charges (which shall include, without limitation, water, sewer, electricity, gas and other utility charges) with respect to the Real Property, the property subject to the Leases and customer owned equipment,
(b) rental charges (which shall include, without limitation, rental charges and other lease payments under the Leases), (c) real and personal property taxes and (d) regulatory and telephone relay service fees. With respect to measurement periods during which the Effective Date occurs (all such periods of time being hereinafter called "Proration Periods"), the liabilities described in clauses (a) and (b) of the preceding sentence shall be apportioned between Seller and Buyer as of the Effective Date, with Buyer bearing only the expense thereof in the proportion that the number of days in the applicable Proration Period after the Effective Date bears to the total number of days covered by such Proration Period. Real and personal property taxes shall be prorated between Buyer and Seller based on the period the Purchased Property was owned by each respective party during the fiscal period for which such taxes were unposed by the taxing jurisdiction (as such fiscal period is reflected on the bill rendered by such taxing jurisdiction). Buyer and Seller shall pay or be reimbursed for real and personal property taxes (including instances in which such property taxes have been paid before the Effective Date) prorated on this basis. Unless otherwise handled as an adjustment to the Cash Consideration and then, only to such extent, if a payment on a prorated bill is due after the Effective Date, the party that is legally or contractually required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any. If the other party does not pay the invoice within thirty (30) calendar days of receipt, the amount of such payment shall bear interest at the rate of seven percent (7%) per annum beginning from the date thirty
(30) calendar days after receipt until time of payment.
            (ii) All prepayments made by Seller with respect to service or maintenance agreements with third parties shall be prorated between Seller and Buyer to the extent Buyer shall receive the benefits of such prepayments after the Effective Date.
            (iii) All Universal Service Fund payments by NECA or its state equivalent received by either of the parties with respect to a Proration Period concerning the Purchased Exchange shall be apportioned between Seller and Buyer as of the Effective Date, with Buyer receiving and being allowed to retain only that portion of the payment that the number of days in the applicable Proration Period after the Effective Date bears to the total number of days covered by such Proration Period.
    11.9 Risk of Loss Prior to the Effective Date. If any material damage, loss or destruction of any sort (including, without limitation, by theft, unauthorized use, fire, act of God or condemnation) occurs prior to the Effective Date to any of the tangible properties that constitute Seller's Purchased Property, Seller shall promptly notify Buyer thereof (the "Casualty Notice").
        (a) If Seller and Buyer, by mutual agreement, reasonably estimate that the cost to repair or replace such of Seller's damaged, lost or destroyed Purchased Properties (the "Damaged Property") will exceed Seven Hundred Fifty Eight Thousand One Hundred Dollars ($758,100.00), either party may, by written notice to the other party (the "Casualty Termination Notice") within thirty (30) days after the date of delivery of the Casualty Notice, terminate this Agreement.
        (b) If Seller and Buyer, by mutual agreement, reasonably estimate that the cost to repair or replace the Damaged Property will not exceed Seven Hundred Fifty Eight Thousand One Hundred Dollars ($758,100.00), or the Casualty Termination Notice is not given by either party, then Seller, within forty-five (45) days after the damage or destruction, shall agree in writing,
            (i) to repair or replace, prior to the Effective Date or at some later date as may be mutually agreed to by the parties, at Seller's sole cost and expense, the Damaged Property, and Seller will be entitled to make all claims related to the Damaged Property and to receive and retain all proceeds of insurance payable with respect to the Damaged Property; or
            (ii) subject to the other terms and conditions of this Agreement, the parties will proceed to Closing in the manner contemplated by this Agreement, the Damaged Property will be excluded from Seller's Purchased Property and will become Excluded Property, Seller will substitute therefor an equivalent item or items of Purchased Property if the Damaged Property is personal property and if the Damaged Property is Real Property substitute Real Property therefor but only if such substituted personal property or Real Property is satisfactory to Buyer, and Seller will be entitled to make all claims related to the Damaged Property and to receive and retain all proceeds of insurance payable with respect to the Damaged Property.
        (c) if Seller fails to make an election pursuant to Section 11.9(b)(i) or (ii), the Buyer shall have the option, within thirty (30) days after the initial forty-five (45) day period, to elect one of the following options:
            (i) subject to the other terms and conditions of this Agreement, the parties will proceed to Closing in the manner contemplated by this Agreement, the Damaged Property will remain part of Seller's Purchased Property, the adjustment to the Cash Consideration contemplated by Section 3.2(a)(1) will be made, and Seller shall be entitled to make all claims related to the Damaged Property and to receive and retain any proceeds of insurance received by Seller with respect to the Damaged Property; or
            (ii) subject to the other terms and conditions of this Agreement, the parties will proceed to Closing in the manner contemplated by this Agreement, the Damaged Property will be excluded from Seller's Purchased Property and will become Excluded Property, Seller will be entitled to make all claims related to the Damaged Property and to receive and retain all proceeds of insurance payable with respect to the Damaged Property, and the Cash Consideration adjustment contemplated by Section 3.2(a)(2) will be made.
        (d) Notwithstanding the other provisions of this Section 11.9, if the time periods pursuant to this Section 11.9 continue beyond the Effective Date or if Seller has not fully performed its obligations pursuant to Section 11.9(b)(i) or 11.9(b)(ii) prior to the Effective Date (or otherwise made reasonably satisfactory arrangements with Buyer), either party hereto may elect to postpone the Closing and the Effective Date, until the expiration of any such periods or the full performance of such obligations, which election shall be binding upon all parties hereto.
    11.10 Settlements and Cost Studies. Seller agrees that, with respect to all toll revenues, settlements, pools, separations studies, Universal Service Fund payments or similar activities, Seller shall be responsible for (and shall receive the benefit or suffer the burden of) the results of any such activities that are related to the conduct of its Business or the ownership or operation of its Purchased Property on or before the Effective Date.
    11.11 Construction Advances and Customer Deposits. Seller agrees to transfer to Buyer as of the Effective Date all of Seller's rights to hold and control the construction deposits of its Business (and interest thereon, if any) held by Seller as of the Effective Date (the "Construction Advances") and the customer deposits, advances and interest of its Business held by Seller as of the Effective Date (the "Customer Deposits"), and Buyer agrees to hold, disburse and retain such Construction Advances and Customer Deposits in accordance with the tariffs, laws and Contracts related thereto. The parties acknowledge that the adjustment to the Cash Consideration made pursuant to Section 3.2(b) is intended to compensate Buyer for the liability associated with the Construction Advances and Customer Deposits.
    11.12   Other Contracts.
    11.12.1 Telephone Directories Published by ALLTEL Publishing
Corporation.
        (a) The Directory Publishing Agreement dated as of November 15, 1994, by and between Tuolumne and ALLTEL Publishing Corporation (the "Directory Publishing Agreement") is an Excluded Contract on Tuolumne
Schedule 11.22(h), except as hereinafter provided. Within thirty days after the Execution Date, Citizens shall cause its existing directory provider to indicate in writing whether it will provide directory publication services to Citizens, as of the Effective Date (or as of such later date as described below) with regard to all of the Tuolumne Purchased Exchanges on the same terms and conditions as it is presently providing such services to Citizens, and Citizens shall inform Tuolumne within such thirty day period of Citizens' existing telephone directory provider's written intention. If Citizens' existing directory provider's indication is that it will not provide directory publication services for all of the Tuolumne Purchased Exchanges on the same terms and conditions that it is presently providing such services to Citizens, then the Directory Publishing Agreement shall be deemed to become a Contract for the purposes of this Agreement. Promptly, thereafter, Citizens and ALLTEL Publishing Corporation shall agree to meet in good faith to negotiate any necessary amendments to the Directory Publishing Agreement, to be effective as of the Effective Date, to provide for a retention rate equal to or greater than the higher of (x) 60% or (y) the retention rate provided for in any substantially similar directory publishing agreement between ALLTEL Publishing Corporation and a non-affiliate of ALLTEL Publishing Corporation that was entered into within 18 months prior to the Effective Date. If Citizens' existing directory provider indicates that it will provide directory publication for all the Tuolumne Purchased Exchanges, as provided above, the Directory Publishing Agreement shall remain in effect as to the directory of each of the Tuolumne Purchased Exchanges for which (i) the directory is scheduled to be or is published prior to the Effective Date or (ii) the canvass for the directory has begun prior to the Effective Date and it is scheduled to be published after the Effective Date. Under such circumstances, Citizens' existing directory provider will not begin providing directory publication services for such Tuolumne Purchased Exchange until canvass and production begins for the next succeeding directory related to such Tuolumne Purchased Exchange.
        (b) If Citizens' existing directory provider indicates that it will provide directory publication for all of the Tuolumne Purchased Exchanges, as provided in Section 11.12.1(a) of this Agreement, Tuolumne and Citizens agree to cooperate and to use their best efforts as follows:
            (i) Tuolumne will deliver to Citizens on a date mutually agreeable to Citizens and Tuolumne, copies of all records, documents, and materials of Tuolumne even if in the possession of a third party related to directories of the Tuolumne Purchased Exchanges that are published by Tuolumne or its Affiliate.
            (ii) Except as otherwise agreed between the parties, Tuolumne and its Affiliate shall have no responsibility for the canvass and production functions of any directories related to the Tuolumne Purchased Exchanges that are scheduled to begin canvassing and publication after the Effective Date.
            (iii) Tuolumne and Tuolumne's Affiliates and Citizens shall provide the other reasonable access to such documentation, reports and accounting records related to directory production as may be necessary to insure a proper transition of directory publication in accordance with the terms of such agreements in effect on the Effective Date.
            (iv) As promptly as practicable after receipt by Tuolumne of Citizens' existing directory provider's indication that it will provide directory publication services for all of the Tuolumne Purchased Exchanges, Tuolumne or its Affiliate (ALLTEL Publishing Corporation), and Citizens will meet to negotiate in good faith to agree upon the services or work, if any, that Tuolumne or its Affiliate (ALLTEL Publishing Corporation) will provide, and the compensation that Citizens will pay for such services and work, related to any directories that will be canvassed and published by Citizens' existing directory provider.
    11.12.2 Telephone Directories Published by L. M. Berry and Company ("L.M. Berry").
        (a) The Directory Publishing Agreement dated as of November 17, 1993, by and between Citizens Utilities Company and L. M. Berry (the "Berry Publishing Agreement") is an Excluded Contract on Citizens Schedule 11.22(h), except as hereinafter provided. The Berry Publishing Agreement shall remain in effect as to the directory of each of the Citizens Purchased Exchanges for which (i) the directory is scheduled to be or is published prior to the Effective Date or (ii) the canvass for the directory has begun prior to the Effective Date and it is scheduled to be published after the Effective Date. Under such circumstances, ALLTEL Publishing Corporation will not begin providing directory publication services for such Citizens Purchased Exchange until canvass and production begins for the next succeeding directory related to such Citizens Purchased Exchange.
        (b) Tuolumne and Citizens agree to cooperate and to use their best efforts as follows:
            (i) Citizens will deliver to Tuolumne on a date mutually agreeable to Tuolumne and Citizens, copies of all records, documents, and materials of Citizens even if in the possession of a third party related to directories of the Citizens Purchased Exchanges that are published by
L. M. Berry.
            (ii) Except as otherwise agreed between the parties, Citizens and L. M. Berry shall have no responsibility for the canvass and production functions of any directories related to the Citizens Purchased Exchanges that are scheduled to begin canvassing and publication after the Effective Date.
            (iii) Citizens and Tuolumne shall provide the other reasonable access to such documentation, reports and accounting records related to directory production as may be necessary to insure a proper transition of directory publication in accordance with the terms of such agreements in effect on the Effective Date.
            (iv) As promptly as practicable after the Execution Date, Citizens and Tuolumne will meet to negotiate in good faith to agree upon the services or work, if any, that Citizens and L. M. Berry will provide, and the compensation that Tuolumne will pay for such services and work, related to any directories that will be canvassed and published by ALLTEL Publishing Corporation.
    11.12.3 B&C Agreements. Seller and Buyer shall, prior to the Closing, use their best efforts to allow Buyer to negotiate a billing and collection agreement ("B&C Agreement") reasonably satisfactory to Buyer with each interexchange carrier ("IXC") and each local exchange carrier ("LEC") for which Seller provides, on the Execution Date, billing and collection services in any of its Purchased Exchanges (each such IXC or LEC is hereinafter referred to as a "Carrier"). Seller and Buyer shall cooperate with each other and make available to each other all documents and records relevant and necessary to allow Buyer to finalize negotiations of B&C Agreements, as necessary, and to perform such B&C Agreements after the Effective Date.
    11.12.4 Equipment Manufacturers. Seller shall use its best efforts to assist Buyer in obtaining a written agreement with such equipment manufacturers (such as Northern Telecom and Stromberg-Carlson; collectively "Equipment Manufacturers") as Buyer may request, covering such software license agreements and other agreements as are necessary to enable Buyer to operate the equipment manufactured and sold by the Equipment Manufacturers included in Seller's Purchased Property in substantially the same manner as operated by Seller prior to the Effective Date. The agreements shall contain material terms and conditions (including license and warranty, but not necessarily including pricing) that are substantially the same as those provisions in the corresponding agreements between Seller and the Equipment Manufacturers. Buyer understands and agrees that the price and fee provisions of such agreements will be as negotiated between Buyer and the Equipment Manufacturers. The above obligation of Seller shall be expressly conditioned upon the acceptance by Buyer of all material obligations accepted by Seller in such corresponding agreements. It is the responsibility of Buyer to enter into appropriate agreements with the Equipment Manufacturers in respect of service, support, training, maintenance, and future development (hardware and software) for Seller's Purchased Property, such agreements to include terms and conditions agreed to between Buyer and the Equipment Manufacturers. To the extent assignable, Seller agrees to assign, and to the extent non-assignable, Seller agrees to assist Buyer in obtaining the Equipment Manufacturers' consent to the assignment of training credits remaining at the Effective Date on Seller's Purchased Property furnished by the Equipment Manufacturers.
    11.12.5 Integrated Contracts. Seller and Buyer acknowledge that certain agreements between Seller (or Affiliates of Seller) and third parties relate both to Seller's Purchased Property and the Excluded Property. Seller agrees to use its best efforts to assist Buyer in obtaining contractual arrangements with such third parties relating to Seller's Purchased Property, which arrangements will be reasonably satisfactory to Buyer; provided that neither Seller nor any of its Affiliates shall be obligated under this Section 11.12.5 to make any payment to any such third party unless such payment is expressly provided for in such agreement.
    11.13 Retention of Books and Records. After the Closing, the parties shall retain the Retained Books and Records or the Transferred Books and Records, as applicable, until the shorter of the date that other party consents in writing to their destruction or the seventh anniversary of the Effective Date. Each party shall provide full and free access to the Transferred Books and Records and Retained Books and Records, as the case may be, to duly authorized representatives of the other party at any time during regular business hours for the period in which such Books and Records are required to be retained. Either party may make copies of any such Books and Records as it deems desirable, at its own expense. After the Effective Date, upon reasonable notice, Seller shall provide Buyer with reasonable assistance in locating any of Seller's Original Cost Documents which Buyer may reasonably request after the Effective Date.
    11.14  [INTENTIONALLY DELETED]
    11.15 Allocation of Cash Consideration. Prior to the Effective Date Citizens and Tuolumne shall agree to the allocation (the "Allocation") of the Purchased Property, Cash Consideration and the Assumed Liabilities to the individual assets or classes of assets. Buyer, Seller, and their respective Affiliates, shall file all Tax Returns and schedules thereto consistent with the Allocation unless otherwise required by applicable Law.
    11.16 Real Property Transfers. Within sixty (60) days after the Execution Date, Seller shall deliver to Buyer copies of all existing title insurance policies and surveys covering Seller's Real Property. Thereafter, no later than sixty (60) days before the Effective Date, Seller shall deliver (at its expense) to Buyer a preliminary title binder (on a standard form reasonably acceptable to Buyer), issued by Lawyers Title Insurance Corporation or another title insurance company reasonably acceptable to Buyer, with respect to all Real Property included in Seller's Purchased Property and in which Seller purports to own fee title. Such title binders shall be in form, substance and amount reasonably satisfactory to Buyer (ALTA Owners Policies where available but based upon boundary surveys as described below) and shall be current as of a date no earlier than ninety (90) days prior to the Effective Date. The parties agree that the dollar amount of title insurance to be inserted on each policy shall equal the dollar value set forth on Seller's continuing property records list as of December 31, 1993 for land and buildings.
Such title binders shall reflect that, upon consummation of the sale contemplated by this Agreement, Buyer will be vested with good, fee simple, marketable and insurable title to such Real Property, subject only to (i) standard printed exceptions; (ii) inchoate liens for current taxes and assessments not yet delinquent, (iii) standard utility and roadway easements, covenants and restrictions whether or not of record that do not individually or in the aggregate materially detract from the value, or impair the use of the Real Property affected thereby, (iv) existing zoning or similar laws or ordinances that do not interfere with the operation of Seller's Business, (v) Leases and (vi) survey exceptions that do not individually or in the aggregate materially detract from the value or impair the use of the Real Property affected thereby (collectively, the "Permitted Exceptions"). If a preliminary title binder indicates an exception other than a Permitted Exception that would impair marketability in any material respect, Seller shall, at its expense, cause such exception to be removed on or before the Effective Date. With respect to each parcel of Real Property covered by a preliminary title binder, Seller shall deliver to Buyer (at Seller's expense and on or prior to sixty (60) days before the Effective Date) a certified current boundary survey showing (x) access to the property, and (y) all improvements on the property and any encroachments across the property line by any improvements of Seller or owners of adjacent property and (at Seller's expense and within sixty (60) days after the Effective Date) owner's title insurance policies for the Real Property (ALTA Owners Policies where available but based upon boundary surveys as set forth above).
    11.17  Transfer Taxes and Sales Taxes.
        (a) Citizens and Tuolumne shall take all reasonable measures to provide that the sale contemplated by this Agreement qualifies for any available exclusion from sales and use taxes for occasional, casual or isolated sales.
        (b) Citizens and Tuolumne each shall bear and be responsible for paying one-half of any sales, use, transfer, gross receipts, or similar taxes (including related penalties and interest) imposed by state or local tax authorities with respect to the exchange of Purchased Property pursuant to this Agreement (including, without limitation, the Real Property), regardless of whether the tax authority seeks to collect the tax from the transferor or the recipient. Seller shall be responsible for filing the applicable return in a timely manner and administering the payment of such sales, use, transfer, gross receipts or similar tax, and both parties shall be responsible for defending or pursuing any proceedings related thereto, provided that any expenses related thereto shall be shared equally between both parties. Twenty (20) days prior to filing of any such returns, Seller shall deliver to the Buyer those returns for review. Ten (10) business days prior to filing of any such returns, Buyer shall approve the information contained therein and the filing of such returns.
        (c) Citizens and Tuolumne shall each give prompt written notice to the other party of any proposed adjustment or assessment of a sales, use, transfer, gross receipts or similar tax on the sale contemplated hereby, or of any examination of the sale in a sales, use, transfer or similar tax audit. In any proceedings, whether formal or informal, Citizens and Tuolumne shall permit the other party to participate and defend such proceeding, and shall take all actions and execute all documents required to allow such participation. Neither party shall negotiate a settlement or compromise of any sales, use, transfer, gross receipts or similar tax on the exchange of the Purchased Property without the written consent of the other party, which consent shall not be unreasonably withheld. Seller shall be responsible for the income or franchise taxes imposed with respect to its transfer of its Purchased Property.
    11.18 Bulk Sales Laws. Citizens and Tuolumne waive compliance with applicable laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Purchased Property.
    11.19 Customer Notification. For a period of at least two (2) months prior to the Effective Date, Seller will permit Buyer to insert preprinted single-page subscriber education materials into billing documentation to be delivered during such period to subscribers affected by the sale. All reasonable costs and expenses related to such insertion and delivery shall be borne and paid by Seller. Other means of notifying subscribers may be employed by either party, at the expense of the initiating party, but in no event shall any notification be initiated without the prior consent of the other party (which consent shall not be unreasonably withheld) or earlier than three (3) months prior to the Effective Date.
    11.20. Delivery of Schedules. Except as provided in Section 11.22, Seller shall have a period of ten (10) business days after the Execution Date (the "Supplemental Schedule Period") to supplement or otherwise modify its Schedules to this Agreement by delivering to Buyer, within the Supplemental Schedule Period, a substitute schedule or schedules (collectively, the "Supplemental Schedules"), bearing the legend "This Schedule _, dated _______________, is executed and delivered in accordance with Section 11.20 of the Asset Purchase Agreement, dated as of November 28, 1994 which shall be duly executed by Seller and submitted to Buyer. Buyer shall have a period of ten (10) business days after the expiration of the Supplemental Schedule Period to review the Supplemental Schedules and within such ten (10) business day period notify Seller in writing (which writing may be transmitted by facsimile) of any objections thereto. If Buyer's objections are not resolved to the satisfaction of Buyer within five (5) days of such notification, Buyer may terminate this Agreement, effective immediately upon written notification of that termination. In the event that Buyer does not terminate this Agreement, then Buyer waives all rights to a claim of indemnification based upon or as the result of any changes in the Schedules as reflected in the Supplemental Schedules. For purposes of determining breaches of representations, warranties or covenants hereunder, the Supplemental Schedules provided by Seller shall be deemed Schedules for all purposes.
    11.21 FCC Tariffs. In connection with obtaining assignment to Tuolumne's FCC Licenses, as described in Section 5.4, during the period from the Execution Date until the Effective Date, Citizens shall not file any application or request for a waiver of Part 36 (study areas), Part 61 (tariffs), and Part 69 (price caps and study areas) of the FCC Rules, and on the Effective Date the study areas relating to the Tuolumne Purchased Exchanges shall remain in the National Exchange Carrier Association Tariff FCC No. 5; provided, however, that such study areas shall remain in the NECA Tariff FCC No. 5 after the Effective Date only for so long as Citizens, in its sole discretion, shall determine. In connection with obtaining assignment of Citizens' FCC Licenses, as described in Section 5.4, during the period from the Execution Date until the Effective Date, Tuolumne shall not file any application or request for a waiver of Part 36 (study areas), Part 61 (tariffs), and Part 69 (price caps and study areas) of the FCC Rules, and on the Effective Date the study areas relating to the Citizens Purchased Exchanges shall remain in the National Exchange Carrier Association Tariff F.C.C. No. 5, provided, however, that such study areas shall remain in the NECA Tariff FCC No. 5 after the Effective Date only for so long as Tuolumne with respect to such study areas, in its sole discretion, shall determine.
    11.22   Post-Execution Lease and Contract Review.   Buyer shall have a
period of forty-five (45) calendar days after the Execution Date to review Seller's Leases and Seller's Contracts listed on Citizens' and Tuolumne's Schedules 9.1.9 and 9.1.13 respectively, and to notify Seller in writing (which writing may be transmitted by facsimile) of the identity of those Leases and Contracts that Buyer reasonably believes are material to the operation of Seller's Business as a whole or any significant part of the Seller's Purchased Property and which will require Seller, in accordance with Section 7.1.6 or 7.2.11, as the case may be, to obtain a consent to their assignment before the Effective Date can occur. If Buyer does not notify Seller in writing within such forty-five (45) calendar day period of the identity of the material Seller's Leases and Seller's Contracts requiring consent, then Buyer shall be deemed to have agreed that none of the Seller's Leases and Seller's Contracts which are listed on Citizens' or Tuolumne's Schedules 9.1.9 and 9.1.13 require consent to their assignment before the Effective Date can occur. If Buyer does notify Seller in writing within such forty-five (45) calendar day period of the identity of the material Seller's Leases and Seller's Contracts requiring consent, then Seller shall have a period of ten (10) business days upon receipt of such notification to notify Buyer in writing (which writing may be transmitted by facsimile) of any objections thereto. Thereafter, Buyer and Seller shall negotiate in good faith and agree in writing as to the identity of those Seller's Leases and Seller's Contracts which are material to the operation of Seller's Business as a whole or any significant part of Seller's Purchased Property and which will require Seller, in accordance with Section 7.1.6 or 7.2.11, as the case may be, to obtain a consent to their assignment before the Effective Date can occur (the "Material Leases and Contracts"). The parties shall reflect their written agreement as to the identity of the Material Leases and Contracts by placing an asterisk next to the appropriate Lease or Contract on Seller's Schedule 9.1.9 or 9.1.13, which revised Seller's Schedule 9.1.9 or 9.1.13 shall be deemed to be an amendment to this Agreement.
                            ARTICLE 12.  EMPLOYEES AND EMPLOYEE MATTERS
    12.1 Employee Transfer Agreement. The parties have addressed the transfer of employees and employee benefits matters in separate agreements, each entitled Employee Transfer Agreement, the terms and provisions of each of which are incorporated into this Agreement as if fully set forth herein and a copy of each of which is attached hereto as
Schedule 12.1 (collectively, the "Employee Transfer Agreement").
                            ARTICLE 13.  INDEMNIFICATION
    13.1    Survival of Representations, Warranties and Covenants.
        (a) The representations and warranties of Seller made pursuant to this Agreement shall survive the Closing for the following periods after the Effective Date:
            (i) The representations and warranties of Seller set forth in Sections 9.1.6 and 9.1.8 shall survive without limitation as to time.
            (ii)    The representations and warranties set forth in
Section 9.1.15 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including all extensions).
               (iii) All other representations and warranties shall survive for eighteen (18) months.
    The date of expiration of any representation or warranty shall be referred to herein as the "Termination Date." Representations and warranties of Seller under this Agreement shall be of no further force or effect after the applicable Termination Date. Any claim for indemnification with respect to any alleged breach of any representation or warranty not asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts relating thereto, which notice is given prior to the Termination Date, may not be pursued and is irrevocably waived and released after such time. Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation or warranty of Seller will be deemed to have been properly made except to the extent it is based upon a Third Party Claim or a Direct Claim.
        (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants contained in Section 2.5.1 (except for Section 2.5.1(a) with respect to Taxes), Section 2.5.2 (except for Section 2.5.2(d)), Section 4.3, Section 5.2, Section 5.3, this Article 13, and in Sections 11.1, 11.2, 11.3, 11.6, 11.7, 11.10, 11.12, 11.13, 11.15, 11.16 and 11.18, Articles 16 and 17 and
in the Employee Transfer Agreements, will survive the Closing and remain in effect indefinitely, or in the case of Sections 2.5.1(a) (with respect to Taxes), 2.5.2(d), 11.17, and the property tax proration provisions set forth in Section 11.8, will survive until sixty (60) days after expiration of the applicable statute of limitations. All other covenants contained in this Agreement will terminate, without further action, upon the occurrence of the Effective Date and any claim following the Effective Date for an alleged breach of any such covenant may not be pursued, and is irrevocably waived, upon the occurrence of the Effective Date, except that Buyer may make a claim for Seller's breach of the covenants contained in
Section 11.5 at any time within eighteen months after the Effective Date. The immediately preceding sentence shall not apply to, or limit to preclude, a party's rights and remedies if the sale contemplated by this Agreement is not concluded as a result of the other party's breach of this Agreement.
    13.2  Limitations on Liability.
        (a) For purposes of this Agreement, (i) "Indemnification Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, and (iv) "Indemnifiable Losses" means any losses, liabilities, costs, fines, penalties, damages (actual, punitive or other), and expenses and any claims, demands or suits by any person or entity, including, without limitation, any Governmental Authority, and costs and expenses actually incurred in connection with any actions, suits, demands, assessments, judgments and settlements and reasonable attorneys' fees and expenses, in any such case (x) reduced by the amount of insurance proceeds recovered from any person or entity as a result of the Indemnifiable Losses involved and (y) provided that the underlying liability or obligation is not solely the result of any action taken or omitted to be taken by the Indemnitee.
        (b) As between Citizens and any Affiliate of Citizens, on the one hand, and Tuolumne and any Affiliate of Tuolumne, on the other hand, the rights and obligations set forth in this Article 13 will be the exclusive rights and obligations with respect to the liabilities and obligations referred to in Section 13.3, and any breach of the representations, warranties or covenants referred to in Section 13.3., except for any liability, obligation or breach that results from the actual fraud under the common law, not otherwise implied or imputed, by a party to this Agreement. Without limiting the foregoing, as a material inducement to entering into this Agreement, to the fullest extent permitted by law, each of the parties waives any claim or cause of action that it otherwise might assert, including, without limitation, under the common law or federal or state securities, trade regulation or other laws, by reason of the liabilities and obligations, and any breach of the representations, warranties or covenants, referred to in Section 13.3, except for claims or causes of action brought under and subject to the terms and conditions of this Article 13, and except for claims or causes of action arising due to the actual fraud under the common law, not otherwise implied or imputed.
        (c) Notwithstanding any other provision of this Agreement or of any applicable law, no Indemnitee will be entitled to make a claim against an Indemnifying Party under Sections 13.3(a)(i) (except with respect to indemnification for a breach of the representations contained in Sections
9.1.6 and 9.1.8) or 13.3(b)(i) (except with respect to indemnification for a breach of the representations contained in Section 9.1.6) until the aggregate amount of claims that may be asserted for such Indemnifiable Losses incurred by the Indemnitee exceeds Thirty Seven Thousand Nine Hundred Five Dollars ($37,905.00) and then only to the extent of the excess.
        (d) Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 13.3(a)(i) (except with respect to indemnification for a breach of the representations contained in Sections 9.1.6 and 9.1.8) and of Buyer under Section 13.3(b)(i) (except with respect to indemnification for a breach of the representations contained in Section 9.1.6) will not exceed the sum of One Million One Hundred Thirty Seven Thousand One Hundred Fifty Dollars ($1,137,150.00).
        (e) Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or obligated to indemnity any Indemnitee hereunder for any consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, loss of use of facilities, loss of capital, claims of customers, or any cost or expense related thereto, except to the extent such damages have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Section 13.
    13.3    Indemnification.
        (a) Subject to the other sections of this Article 13, Seller will indemnity, defend and hold harmless Buyer and its Affiliates, directors, officers, agents and representatives from all Indemnifiable Losses relating to, resulting from or arising out of (i) a breach by Seller of any of Seller's representations and warranties contained in
Article 9 except for any such breach of representations and warranties which was specified on Seller's Closing Certificate, all of which are waived upon Closing, (ii) a breach by Seller of any covenant of Seller contained in this Agreement or in the Employee Transfer Agreement except for any such breach of covenants which was specified on Seller's Closing Certificate, all of which are waived upon Closing, (iii) the Retained Liabilities with respect to Seller's Business and Seller's Purchased Property, (iv) any Third Party Claim, whether filed, asserted, or sought before or after the Effective Date, in respect of the conduct of Seller's Business or any part of such Business (including contractual obligations in connection with sales or transfers of assets made by Seller prior to the Effective Date), or the ownership or operation of such Business, on or prior to the Effective Date, regardless of whether known or unknown, asserted or unasserted, on the Effective Date. Notwithstanding anything to the contrary contained herein except for Section 11.17, Seller shall not be liable for and shall not be required to indemnify Buyer for any Taxes arising with respect to the post-Effective Date period, regardless of whether the claim is based on breach of a representation, warranty, covenant or otherwise.
        (b) Subject to the other sections of this Article 13, Buyer will indemnity, defend and hold harmless Seller and its Affiliates, and their directors, officers, agents and representatives from all Indemnifiable Losses relating to, resulting from or arising out of (i) a breach by Buyer of any of Buyer's representations or warranties contained in Article 9 except for any such breach which was specified on Buyer's Closing Certificate, all of which are waived upon Closing, (ii) a breach by Buyer of any covenant of Buyer contained in this Agreement or in the Employee Transfer Agreement, except for any such breach which was specified on Buyer's Closing Certificate, all of which are waived upon Closing, (iii) the Assumed Liabilities with respect to Seller's Business and Seller's Purchased Property, (iv) any Third Party Claim, filed, asserted, or sought after the Effective Date, in respect of the conduct of Seller's Business or any part of such Business or the ownership or operation of such Business, after the Effective Date.
        (c) All environmental matters or issues, including without limitation, the indemnification obligations contained in Article 14 with respect to Environmental Liabilities, are to be governed by Article 14 and are not addressed, limited or governed by the provisions of this Article 13.
        (d) Payments made under this Section 13.3 shall be treated by the parties as purchase price adjustments and the parties shall file all Tax Returns consistent with such treatment. Notwithstanding anything to the contrary contained herein, Buyer shall not be indemnified or reimbursed for any adjustment to the basis of any asset resulting from an adjustment to the purchase price or any additional or reduced taxes resulting from any such basis adjustment.
    13.4    Defense of Claims.
        (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action, proceeding, or investigation by any entity or person that is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim") against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of actual notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party during the required notification period shall only relieve the Indemnifying Party from its obligation to indemnity the Indemnitee pursuant to this Article 13 to the extent that Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise); and provided, however, that the Indemnitee must, in any event, notify the Indemnifying Party prior to the Termination Date as required pursuant to Section 13.1(a) in order for such party to be indemnified. Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof with counsel reasonably satisfactory to the Indemnitee. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof, provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim.
        (b) Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnitee actually becomes aware of the incurrence thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article 13 to the extent the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise); and provided, however, that the Indemnitee must, in any event, notify the Indemnifying Party prior to the Termination Date as required pursuant to
Section 13.1(a) in order for such party to be indemnified. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article 13.
        (c) If after the making of any Indemnification Payment the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision of this Article 13, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.
                            ARTICLE 14.  ENVIRONMENTAL MATTERS
14.1    Environmental Due Diligence.
    14.1.1 Right to Conduct Due Diligence. Each party hereto, in its role as Buyer, shall have the opportunity to conduct environmental due diligence regarding Seller's Purchased Property in accordance with this
Section 14.1, for a period not to exceed 120 days after the Environmental Data Delivery Date (as defined below).
    14.1.2 Treatment of Data. All information collected and generated as a result of the environmental due diligence authorized by this Section
14.1 will be subject to the terms and conditions of the Confidentiality Agreement, except as otherwise expressly provided in this Section 14.l. Buyer shall provide to Seller copies of all reports, assessments and other information composed or compiled by Buyer's environmental consultant(s) and shall treat all such information in accordance with the procedures of
Section 14.1.5(c). Within thirty (30) days after the Execution Date (the "Environmental Data Delivery Date"), Seller will provide to Buyer copies of all surveys and reports in Seller's possession concerning the existence or possible existence of asbestos or materials containing asbestos relating to any of Seller's Real Property, a list of all underground storage tanks which to Seller's knowledge are located on, or have been removed within the last three years from, any Real Property owned or real estate leased or operated by Seller in connection with its Business and any other reports, studies or documents in Seller's possession relating to Seller's potential liability under any Existing Environmental Requirements. The parties further agree that, if Seller discloses the existence or suspected existence of materials containing asbestos with respect to a given parcel of its Real Property and the asbestos does not exceed applicable limits, if Buyer desires to make renovations or structural changes to the property after the Effective Date (which changes require the removal of asbestos), the removal will be at the expense of Buyer.
    14.1.3 Environmental Consultants. Buyer may retain one or more outside environmental consultants to assist in its environmental due diligence concerning Seller's Purchased Property and shall notify Seller of the environmental consultant or consultants Buyer intends to retain. Thereafter, Seller shall have five (5) business days after receipt of such notification to notify Buyer in writing of Seller's objection (which must be for good cause) and substantiate the basis for that objection. If Seller does not object for good cause and substantiate that objection within said five (5) business day period, Seller shall be deemed to have consented to Buyer's selection.
    14.1.4 Phase I Reviews. Buyer may conduct the usual Phase I environmental assessment activities of Seller's Purchased Property, including inspecting individual sites, submitting environmental questionnaires to Seller and reviewing existing environmental reports, correspondence, permits and related materials regarding such Purchased Property. Phase I environmental assessment activities shall not include any sampling or intrusive testing other than tank tightness testing and hand auger soil testing.
        (a) Buyer shall give Seller at least three (3) business days' notice prior to any entry onto such Purchased Property.
        (b) If Buyer enters such Purchased Property, a representative of Seller may be, but is not required to be, present during such entry on such Purchased Property.
        (c) All activities of Buyer regarding environmental due diligence shall be conducted to minimize any inconvenience or interruption of the normal use and enjoyment of Seller's Business and its Purchased Property.
    14.1.5 Phase II Reviews. Buyer may conduct the usual Phase II environmental assessment activities of Seller's Purchased Property (including, but not limited to, the taking and analysis of soil, surface water and groundwater samples, testing of buildings, drilling wells and taking soil borings) after first conducting a Phase I assessment of a particular site provided that such Phase II assessment activities are conducted in accordance with this Section 14.1.5.
        (a) If Buyer desires to perform sampling or intrusive testing at a site included in Seller's Purchased Property, Buyer must notify Seller of its desire at least five (5) business days in advance of the proposed date of such sampling or testing and provide a description of the scope of work regarding such sampling or intrusive testing. If Seller does not notify Buyer in writing of Seller's objection to such proposed sampling or testing within five (5) business days after receipt of such notice, Seller shall be deemed to have consented to the proposed sampling or testing. Seller shall not unreasonably object to Buyer's request to perform sampling or testing.
        (b) Buyer shall provide Seller with copies of field data, field reports, laboratory analyses, logs, laboratory reports and other material or information regarding the sampling or intrusive testing ("Environmental Data") within three (3) business days of Buyer's receipt of such data and shall promptly provide Seller with "matched" or "paired" samples, in accordance with standard sampling and testing protocols, that are obtained during the sampling or intrusive testing of a particular site; provided, however, that Seller shall have no obligation to Buyer to take any action whatsoever regarding such samples.
        (c) It is understood and agreed that neither Buyer nor its environmental consultant(s) shall disclose or release any Environmental Data without the prior written consent of Seller and that all such information shall be kept strictly confidential. The Environmental Data shall be prepared at the request of counsel to Buyer and, to the fullest extent permitted by law, shall be the work product of such counsel and constitute confidential attorney/client communications. The Environmental Data shall be transferred among Buyer and its consultant(s) in a manner that will preserve, to the greatest extent possible, such privileges. Buyer expressly agrees that until the Closing, it will not distribute the Environmental Data to any third party without Seller's written consent. After the Closing, Buyer agrees that it will not distribute the Environmental Data to any third party without Seller's written consent, except as required by law or by express provisions of Buyer's corporate compliance program if Seller is provided written notice at least ten (10) business days prior to such distribution, provided, however, that for a period of two (2) years after the Effective Date, Buyer may distribute the Environmental Data to any potential purchaser of the Seller's Purchased Property only after first notifying the Seller, and without such notice at any time after such two (2) year period.
    14.1.6 Indemnity for Due Diligence Activities. Buyer hereby agrees to indemnify and hold harmless Seller, Seller's Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all claims, liabilities, damages, losses, orders, penalties, fines, costs, charges and expenses (including reasonable attorneys' fees and disbursements, and reasonable costs of experts and expert witnesses) with respect to persons or property arising out of or in connection with the entry of Buyer or its environmental consultant(s) onto Seller's Purchased Property and resulting from any act or omission of Buyer or its environmental consultant(s) provided that Buyer shall not be liable for any Environmental Liabilities incurred by any such party merely discovered by the environmental due diligence performed by Buyer or its environmental consultants. In addition, in the event the transactions contemplated herein with regard to any portion of Seller's Purchased Property do not close, Buyer agrees to restore such portion of such Purchased Property to the condition which existed prior to Buyer's inspections and testing thereof to the extent such portion of such Purchased Property was damaged by such inspections and testing.
    14.1.7  Effect of Due Diligence Results.
        (a) Subject to Section 14.1.7(b) below, Buyer conditionally may terminate this Agreement by written notice to Seller at any time during the period set forth in Section 14.1.1 if:
            (i) the results of Buyer's environmental due diligence investigation, conducted in accordance with this Section 14. 1, indicate Environmental Liabilities based upon Existing Environmental Requirements with respect to one or more items of Seller's Purchased Property; and
            (ii) Buyer reasonably determines (on the basis of its environmental due diligence) that responding to and remediating the foregoing Environmental Liabilities based upon Existing Environmental Requirements cannot be completed for less than Three Hundred Three Thousand Two Hundred Forty Dollars ($303,240.00) (the "Environmental Liabilities Amount") To be effective, any such conditional termination of this Agreement must be delivered in writing to Seller, which writing must specifically acknowledge that the termination is subject to the provisions of paragraph (b) below.
        (b) In the case of a conditional termination of this Agreement by Buyer in accordance with Section 14.1.7(a) above, Seller may nullify the termination by agreeing to:
            (i) respond to and fully remediate the Environmental Liabilities based upon Existing Environmental Requirements; or
            (ii)    pay Buyer the cost thereof; or
            (iii) in such manner and on such terms and conditions as are mutually satisfactory to Buyer and Seller, remove from Seller's Purchased Property the item or items of Seller's Purchased Property that have occasioned the Environmental Liabilities based upon Existing Environmental Requirements and either substitute therefor an equivalent item or items of Purchased Property satisfactory to Buyer, or make other adjustments to the terms and conditions of the sale contemplated by this Agreement all in such manner and on such terms and conditions as are mutually satisfactory to Buyer and Seller.
    Seller's election to nullify Buyer's conditional termination by selecting one of the above options shall be, in each case, specified in a writing mutually satisfactory to the parties, and thereafter on or before the Closing (subject to Section 14.1.7(d)), Seller shall perform its obligations under that writing in full. If the parties fail to sign the writing specifying Seller's obligations within thirty (30) days following Buyer's conditional termination (or such longer period acceptable to Buyer) or sign that writing but Seller fails to perform its obligations thereunder in full on or before the Closing (subject to Section 14.1.7(d)), Buyer's conditional termination under paragraph (a) above automatically shall become final and unconditional unless the parties agree otherwise.
        (c) If the results of Buyer's environmental due diligence conducted in accordance with this Section 14.1 indicate that the costs of responding to and remediating Environmental Liabilities based upon Existing Environmental Requirements with respect to one or more items of Seller's Purchased Property are less than the Environmental Liabilities Amount in the aggregate, Seller agrees, at its sole cost, to either (i) remove from such Purchased Property the item or items of Purchased Property that have occasioned the Environmental Liabilities based upon Existing Environmental Requirements and either make a substitution or other adjustment therefor prior to the Closing in accordance with Section 14.1.7(b)(iii) above, or (ii) prior to the Closing (subject to Section 14.1.7(d)), otherwise respond to and remediate those Environmental Liabilities based upon Existing Environmental Requirements in accordance with Section 14.1.7(b)(i) or Section 14.1.7(b)(ii) above, unless the cost of such substitution or the conduct of such response action would exceed the Environmental Liabilities Amount in which case Seller's sole obligation under this Section 14.1.7(c) shall be to pay the Environmental Liabilities Amount toward the completion of such substitution or response and remediation actions. If Seller discharges its obligations under this
Section 14.1.7 by expending the Environmental Liabilities Amount on such substituted property or response and remediation action (such expenses to be verified by Seller by delivery by Seller to Buyer of a reasonably detailed statement setting forth such expenses), or paying to Buyer the Environmental Liabilities Amount, Buyer shall sign and deliver to Seller at the Closing a release of Seller from any further liability to Buyer for such remediation and shall indemnify Seller against any liability for such Environmental Liabilities or Environmental Requirements.
        (d) If Seller elects to respond to and fully remediate Environmental Liabilities based upon Existing Environmental Requirements pursuant to Section 14.1.7(b)(i) or (c)(ii), and such response and remediation has not been completed by the date scheduled for Closing, the parties on or prior to Closing shall enter into an Environmental Remediation Agreement in form and substance reasonably satisfactory to the parties and proceed to Closing; provided, however, that in the case of response and remediation under Section 14.1.7(b)(i), Buyer may elect to postpone the Closing until sufficient response and remediation has been completed so that the remaining response and remediation is equal to or less than the Environmental Liabilities Amount.
    14.2  Environmental Indemnification.
    14.2.1 Sole Remedy and Release. It is the intent of the parties that the indemnification provided under this Section 14.2 shall be the sole remedy for allocating responsibility regarding environmental matters related to the exchange contemplated by this Agreement, the Seller's Business and the Seller's Purchased Property of which Buyer does not receive notice prior to the Closing (either from Seller in Schedule 14.3 or pursuant to notice given pursuant to Section 17.1 or in any written communication made to Buyer from Buyer's environmental consultants (collectively the "Known Environmental Matters")). Except as expressly provided in this Section 14.2, at Closing each party, for itself and its successors and assigns, by virtue of consummating the sale contemplated by this Agreement and without further action on the part of such party, shall waive and release the other party from any and all liability under any other cause of action at law or in equity concerning the Known Environmental Matters, whether raised pursuant to (i) Environmental Requirements, (ii) any other applicable federal, state or local statute, ordinance, rule or regulation, or (iii) common law.
    14.2.2 Indemnification. Subject to the provisions of Sections 14.2.3, 14.2.4 and 14.2.5, Seller agrees to indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Environmental Liabilities under Existing Environmental Requirements arising from acts or omissions occurring, or from the use or ownership of, or any condition or circumstance, relating to, Seller's Purchased Property or its Business that occurred or arose prior to or on the Effective Date on such Purchased Property or in connection with the operation of such Business prior to or on the Effective Date. The foregoing indemnity in this Section 14.2.2 shall only apply to matters that do not constitute Known Environmental Matters (such matters being referred to as the "Unknown Environmental Matters"). Such indemnification under this Section 14.2.2 shall be provided only for claims for Unknown Environmental Matters noticed to the other party pursuant to the procedures of Section 14.2.3, within eighteen
(18) months after the Effective Date. Subject to the provisions of Sections 14.2.3 and 14.2.4, Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Environmental Liabilities, with respect to any Environmental Requirements in existence now or hereafter in effect, arising from acts or omissions occurring after the Effective Date, or from the use or ownership of Seller's Purchased Property after the Effective Date, or any condition or circumstance relating to such Purchased Property or Seller's Business that occurred or arose after such Effective Date on such Purchased Property or in connection with the operation of such Business after the Effective Date.
    14.2.3  Notice.  A party seeking indemnification under this Section
14.2 must give written notice to the other party, including information sufficient to inform the other party of, and allow such other party to confirm the nature of, the claim and any activities required to address the claim, in sufficient detail for the indemnifying party to confirm that all costs incurred or to be incurred by the party to be indemnified under this Section 14.2 are required by Environmental Requirements, as applicable to Buyer, and Existing Environmental Requirements, as applicable to Seller, and are reasonable and cost-effective. If the indemnifying party disagrees with the party to be indemnified as to the necessity of costs or the reasonableness or cost-effectiveness of the remediation method selected, the parties shall negotiate in good faith to achieve at a mutually satisfactory solution. If the parties cannot agree as to costs or methods of remediation, the matter shall be resolved in accordance with Article 16.
    14.2.4  Actual Damages.  Any indemnifiable claim under this Section
14.2 shall not include incidental or consequential damages except to the extent such damages have been recovered by a third person and are the subject of a Third Party claim for which indemnification is available under the express terms of this Article 14. Any indemnifiable claim under this Section 14.2 shall be reduced to account for any insurance, storage tank fund, or other proceeds received by the party to be indemnified, as a result of the indemnifiable losses involved. The parties agree to take all reasonable steps to mitigate any indemnifiable claim under this
Section 14.2, including complying with any registration and reporting requirements necessary to qualify for reimbursement from any storage tank fund.
    14.2.5 Limitations on Indemnification. Notwithstanding any other provision of this Agreement, this Article 14, or any applicable law, the indemnification obligations of Seller under this Section 14.2 shall not exceed the aggregate amount of Five Hundred Sixty Eight Thousand Five Hundred Seventy Five Dollars ($568,575.00).
    14.2.6  Adjustments to Cash Consideration.  Payments made under this
Article 14 shall be treated by Buyer and Seller as purchase price adjustments, and Buyer and Seller shall file all Tax Returns consistent with such treatment. Notwithstanding anything to the contrary contained herein, Buyer shall not be indemnified or reimbursed for any adjustment to the basis of any asset resulting from an adjustment to the Cash Consideration or any additional or reduced taxes resulting from any such basis adjustment.
                            ARTICLE 15. TERMINATION
    15.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing Date:
        (a)    at any time by mutual written consent of the parties;
        (b) by Citizens or Tuolumne, as applicable, if there has been a material breach on the part of the other party of its respective representations, warranties or covenants set forth in this Agreement; provided, however, that a party shall not be entitled to exercise its right of termination under this subsection (b) if the breach is capable of being cured to the non-breaching party's reasonable satisfaction and the breaching party is proceeding diligently with its best efforts to effect such cure.
        (c)    by either party in its role as Buyer, pursuant to Section
11.20 (Delivery of Schedules);
        (d)    by Citizens and Tuolumne, as the result of Section
14.1.7(a);
        (e)    by Citizens or Tuolumne, pursuant to Section 11.9;
        (f) by Citizens or Tuolumne, if the Closing shall not have occurred by December 31, 1995 due to no fault or delay attributable to the party seeking termination; provided, however, that a party shall not be entitled to exercise any right of termination pursuant to this subsection
(f) if such party shall not have performed diligently and in good faith the obligations required to be performed by such party hereunder prior to the date of termination;
        (g) by Citizens if a Governmental Authority, the approval of which is a condition to Citizens' obligations under Section 7.1, has provided written notice that it shall not consent to or approve the transactions contemplated hereby; or
        (h) by Tuolumne, if a Governmental Authority, the approval of which is a condition to Tuolumne's obligations under Section 7.2, has provided written notice that it shall not consent to or approve the transactions contemplated hereby.
    15.2   Effect of Termination.
        (a)    If this Agreement is terminated pursuant to Section 15. 1
(a), (c), (d), (e), (f), (g) or (h), this Agreement shall be of no further force and effect and there shall be no further liability hereunder on the part of either party or its Affiliates, directors, officers, shareholders, agents or other representatives.
        (b)    A party's exercise of its right of termination under
Section 15.1(b) shall not constitute a waiver of its rights to recover damages, whether pursuant to breach of contract or in tort, or other remedies available at law or in equity, from the other party as a result of the other party's breach of this Agreement.
        (c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 15.2 and of Sections 17.1, 17.2, 17.3, 17.8, 17.11, 17.13, 17.14 and Article 16 shall survive any termination of this Agreement.
                            ARTICLE 16.  DISPUTE RESOLUTION
    16.1 Exclusive Remedy. Subject to Section 16.5, the parties agree to resolve disputes arising out of this Agreement without litigation. Accordingly, except as provided in Section 16.5, or in the case of a suit to compel compliance with this dispute resolution process, the parties agree to use the following alternative dispute resolution procedure as their sole remedy with respect to any controversy or claim arising out of or relating to this Agreement or its breach.
    16.2 Dispute Resolution Process. At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration.
    16.3 Arbitration. Subject to Section 16.5, if negotiations between the representatives of the parties do not resolve the dispute within sixty
(60) days of the initial written request, the dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Either party may demand such arbitration in accordance with the procedures set out in those rules. The arbitration hearing shall be commenced within sixty (60) days of the demand for arbitration and the arbitration shall be held in a mutually agreeable location. The arbitrator shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty (30) days after the close of hearings. The times specified in this Section 16.3 may be extended upon mutual agreement of the parties or by the arbitrator upon a showing of good cause. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.
    16.4 Costs and Attorneys' Fees. Each party will bear its own costs and expenses in submitting and presenting its position with respect to any such dispute to the arbitrator, and the fees and expenses of such arbitration procedures, including the fees of the arbitrator will be shared equally by the parties, except that a party seeking discovery shall reimburse the responding party the cost of production of documents (including search time and reproduction costs); provided, however, that if the arbitrator determines that the position taken in the dispute by the non-prevailing party taken as a whole is unreasonable, the nonprevailing party will bear all such fees and expenses, and reimburse the prevailing party for all of its reasonable costs and expenses in submitting and presenting its position.
    16.5 Certain Limitations. The provisions of this Article 16 with respect to the resolution of disputes without litigation shall not apply to any dispute, controversy or claim arising out of the provisions of
Section 11.1, or the Confidentiality Agreement, or to a party's seeking to proceed under Section 17.14, it being understood and agreed that in the event of a breach by either party of the provisions of Section 11.1, or the Confidentiality Agreement, or in the event that a party seeks to proceed under Section 17.14, the non-defaulting party shall be entitled to proceed to protect and enforce its rights by an action at law, a suit in equity or other appropriate proceeding, whether for specific enforcement of any agreement contained in Section 11.1, or the Confidentiality Agreement or in aid of the exercise of any power granted by Section 11.1,
17.14 or the Confidentiality Agreement or by law or otherwise.
                            ARTICLE 17.  MISCELLANEOUS
    17.1 Notices. All notices, consents and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one business day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:
        (a)  If to Buyer, to:
            Mr. Donald K. Roberton
            Vice President-Telecommunications
            Citizens Utilities Company
            High Ridge Park
            Stamford, CT 06905
            Facsimile No.:  203/329-4627

                    and

            L. Russell Mitten, II, Esq.
            Vice President-General Counsel
            Citizens Utilities Company
            High Ridge Park
            Stamford, CT 06905
            Facsimile No.:  203/329-4651

            with a copy to:

            Jeffry L. Hardin, Esq.
            Fleischman and Walsh, L.L.P.
            1400 Sixteenth Street, N.W.
            Washington, D.C. 20036
            Facsimile No.:  202/745-0916

        (b)  If to Seller to:

            ALLTEL Corporation
            One Allied Drive
            Little Rock, AR 72202
            Attn:  President
            Facsimile No.:  501/661-0962

            with a copy to:

            ALLTEL Corporation
            One Allied Drive
            Little Rock, AR 72202
            Attn:  General Counsel
            Facsimile No.:  501/661-0962


or to such other persons or address or addresses as any such party may from time to time designate for itself by like notice.
    17.2 Press Releases. The parties shall consult with each other in preparing any press release, public announcement, news media response or other forth of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable Law or the rules of any national stock exchange applicable to such party or its Affiliates, in which case the party wishing to make such disclosure wig, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable tune to comment on such Press Release in advance of its issuance.
    17.3 Expenses. Except as otherwise expressly provided herein, each party will pay any expenses (including, without limitation, attorneys' fees) incurred by it incident to this Agreement and in consummating the transactions provided for herein. All regulatory filing fees required pursuant to Sections 5.1, 5.4 and 5.5 shall be split equally between the parties. Each party will pay the appropriate costs and filing fees relating to any other applications required to be filed by such party.
    17.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other party; provided that either party may assign its rights to receive the Seller's Purchased Property and Assumed Liabilities under this Agreement without the prior written consent of the other party, to any directly or indirectly wholly owned subsidiary of its Parent, but no such assignment and assumption shall in any way operate to relieve the assigning party of its obligations hereunder and provided that assigning party agrees to cause such subsidiary to perform the Assumed Liabilities received by such subsidiary, and shall be jointly and severally liable for any non-performance thereof. Upon the sale, assignment or transfer by Buyer of the Seller's Business or the Seller's Purchased Property to a non-Affiliate of Buyer not in the ordinary course of business of Buyer, Seller's representations and warranties and indemnification obligation for breach thereof shall terminate. Any assignment made in violation of the foregoing provisions shall be void.
    17.5 Amendments. This Agreement may be amended or modified only by a subsequent writing signed by authorized representatives of both parties.
    17.6 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor as in any way limiting or amplifying the terms and provisions hereof.
    17.7 Entire Agreement. The term "this Agreement" shall mean collectively this document, the Schedules hereto, any agreements expressly incorporated herein, and the Confidentiality Agreement. This Agreement supersedes and revokes any prior discussions and representations, other agreements, commitments, arrangements or understandings of any sort whatsoever, whether oral or written, that may have been made or entered into by the parties relating to the matters contemplated hereby. This Agreement constitutes the entire agreement by and among the parties, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein.
    17.8 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.
    17.9 Third Parties. Except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any person, other than the parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
    17.10 Counterparts. This Agreement may be executed in two or more counterparts, any or all of which shall constitute one and the same instrument.
    17.11 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware (except that no effect shall be given to any conflicts of law principles of the State of Delaware that would require the application of the laws of any other jurisdiction). In accordance with Title 6, Section 2708 of the Delaware Code Annotated, the parties agree to the jurisdiction of the courts of Delaware and to be served with legal process from any of such courts.
    17.12 Further Assurances. From time to time, as and when requested by one of the parties, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.
    17.13  Certain Interpretive Matters and Definitions.
        (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning so assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) all references to the "knowledge of a party" will be deemed to refer to the actual knowledge of the Executive Officers of the party after reasonable investigation, and (iv) all references to a party's "best efforts" and references of like import will be deemed to refer to the best efforts of such party in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
        (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of such provision or of this Agreement.
    17.14 Specific Performance. In addition to all other rights and remedies available at law or in equity, any party hereto may pursue, to the fullest extent available, the remedy of specific performance in order to compel the other party to close pursuant to Article 8.
    17.15 Alternative Payment Provisions. If the Effective Date has not occurred by November 30, 1995 due solely to the parties' failure to obtain all Regulatory Approvals and FCC Consents with respect to the transactions regarding the Citizens Purchased Property or the Tuolumne Purchased Property (as the case may be, the "Non-Approved Transaction") then, subject to the provisions of Section 15.1(f), either party by written notice to the other party shall have the right to terminate the Non-Approved Transaction, provided that this Agreement shall remain in effect with respect to the transaction regarding the transfer of the Purchased Property for which all of the Regulatory Approvals and FCC Consents have been obtained (the "Approved Transaction"). In such case, the parties shall promptly proceed to Closing with respect to the Approved Transaction and the Agreement shall be deemed amended to provide that the purchase price (Cash Consideration) of the Citizens Purchased Property shall be $9,926,000.00 payable at Closing by wire transfer of immediately available funds, or that the purchase price (Cash Consideration) of the Tuolumne Purchased Property shall be $15,162,000.00 payable at Closing by wire transfer of immediately available funds. The parties acknowledge that in filing their applications for the Regulatory Approvals, they will incorporate this alternative payment provision and attempt to obtain language in the Final Order which would allow the parties, in their discretion, to Close the transaction under either payment alternative.

    IN WITNESS WHEREOF, the parties, acting through their duly authorized agents, have caused this Agreement to be duly executed and delivered as of the date first above written.

                           CITIZENS UTILITIES COMPANY OF
                           PENNSYLVANIA



                              By:      /s/ Leonard Tow
                                       ______________________
                              Name:    Leonard Tow
                              Title:   Chairman of the Board and
                                       Chief Executive Officer



                        TUOLUMNE TELEPHONE COMPANY



                              By:      /s/ Charles R. Galloway
                                       _____________________________
                              Name:    Charles R. Galloway
                              Title:   Senior Vice President -
                                       Accounting & Finance